          As filed with the Securities and Exchange Commission on June 11, 1999.
                                                     Registration No. 333-72283
                                                   Rgistration No. 333-72283-01
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------


      BANKATLANTIC BANCORP, INC.                   BBC CAPITAL TRUST I
      --------------------------                   -------------------
    (Exact name of registrant as               (Exact name of co-registrant
      specified in its charter)                 as specified in its charter)

              Florida                                   Delaware
              -------                                   --------
   (State or other jurisdiction of           (State or other jurisdiction of
    incorporation or organization)            incorporation or organization)

             65-0507804                               65-0835533
             ----------                               ----------
          (I.R.S. Employer                         (I.R.S. Employer
       Identification Number)                    Identification Number)

                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 760-5000
                           --------------------------
                   (Address, including Zip Code, and telephone
                number, including area code, of registrant's and
                  co-registrant's principal executive offices)

                                  Alan B. Levan
                           BankAtlantic Bancorp, Inc.
                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 760-5000
                                 --------------
                     (Name, address, including Zip Code, and
           telephone number, including area code, of registrant's and co-registrant's agent for service)

                    Please send copies of all communications
                                      to:

                             Alison W. Miller, Esq.
                             Michael I. Keyes, Esq.
                         Stearns Weaver Miller Weissler
                           Alhadeff & Sitterson, P.A.
                       150 West Flagler Street, Suite 2400
                              Miami, Florida 33130

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined in light of market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering |_|.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|.


                         CALCULATION OF REGISTRATION FEE
========================================================================================================
  Title of each class                             Proposed maximum      Proposed maxi-       Amount of
  of securities to be          Amount to be        offering price       mum aggregate       registration
      registered                registered          per unit (1)      offering price (1)      fee (1)
--------------------------------------------------------------------------------------------------------
9% Subordinated Debentures
  Due 2005                     $21,000,000              ---                  ---                 ---
9 1/2% Cumulative Trust
  Preferred Securities of
  BBC Capital Trust I          2,990,000 shares         ---                  ---                 ---
9 1/2% Junior Subordinated
  Debentures of BankAtlantic
  Bancorp, Inc.                     (2)                 ---                  ---                 ---
Guarantee of BankAtlantic
  Bancorp, Inc. of certain
  obligations under the
  Preferred Securities              (3)                 ---                  ---                 ---
========================================================================================================

(1)  This  Registration  Statement  pertains  to  offers  and sales  related  to market-making  transactions  by and  through  Ryan,  Beck & Co.,  Inc.,  an affiliate of the Registrants, of Subordinated Debentures and Trust Preferred Securities which were previously registered by the Registrant or Registrants. Because registration fees with respect to these securities were paid previously in connection with the registration of these securities to the public, the amount of the registration fee payable with respect to this Registration Statement is $0.

(2) The Junior Subordinated Debentures were purchased by BBC Capital Trust I with the proceeds of the sale of the Trust Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Trust Preferred Securities of BBC Capital Trust I upon its dissolution and the distribution of its assets and no separate registration fee is payable hereunder.
(3) No separate consideration has been or will be received for the Guarantee and no separate registration fee is payable for the Guarantee.
                              --------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus           Subject to Completion Dated June _____, 1999


                                   $21,000,000

                       9% Subordinated Debentures Due 2005

                           BankAtlantic Bancorp, Inc.

                                       and

                         2,990,000 Preferred Securities

                               BBC Capital Trust I

                  9 1/2% Cumulative Trust Preferred Securities
                                  guaranteed by
                           BankAtlantic Bancorp, Inc.

                         -------------------------------


     This prospectus will be used by Ryan, Beck & Co., BankAtlantic Bancorp's affiliate, in connection with market making transactions in the subordinated debentures and trust preferred securities. Sales will generally be made based on the prevailing market prices at the time of sale.



BankAtlantic Bancorp Subordinated Debentures:

/bullet/ were offered and sold to the public by BankAtlantic Bancorp on September 19, 1995.

/bullet/ are unsecured general obligations of BankAtlantic Bancorp subordinate in right of payment to more senior debt.
/bullet/ are not listed on any securities exchange and are not included for quotation on any quotation system.



The Trust Preferred Securities:

/bullet/ were offered and sold to the public by BBC Capital Trust I on April 24, 1997.


/bullet/ have no stated maturity but must be redeemed at the time that the junior subordinated debentures are repaid.

/bullet/ are listed on the Nasdaq Stock Market's National Market under the symbol "BANCP".



Consider carefully the risk factors beginning on page 4 in this prospectus.



Please remember that these securities:
/bullet/     are not bank accounts or deposit accounts.
/bullet/     are not federally insured by the Federal Deposit Insurance
             Corporation.
/bullet/     are not insured by any other state or federal agency.




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is____________, 1999

                                TABLE OF CONTENTS

                                                                           Page

Summary  ....................................................................1
Risk Factors.................................................................4

Forward-looking Statements..................................................15
BBC Capital Trust I.........................................................15
Plan of Distribution........................................................17
Description of the Subordinated Debentures..................................18
Description of the Trust Preferred Securities...............................24
Description of the Junior Subordinated Debentures...........................35
Description of the Guarantee................................................44
Relationship Among the Trust Preferred Securities, the Junior
 Subordinated Debentures and the Guarantee..................................47
Federal Income Tax Consequences.............................................49
Erisa Considerations........................................................52
Legal Matters...............................................................53
Experts.....................................................................53
Where You Can Find More Information.........................................53

                                     SUMMARY

     This summary highlights selected information to assist you in getting an initial overview of BankAtlantic Bancorp, BBC Capital Trust I and the securities covered by this prospectus. It does not contain all the information that you need to consider in making your investment decision. To understand all the terms of these securities you should read the entire prospectus carefully.

BankAtlantic Bancorp


     We  are  a   Florida-based   savings  bank  holding   company   which  owns
BankAtlantic. BankAtlantic:


/bullet/ is a federally-chartered, federally-insured savings bank organized in 1952,
/bullet/ provides traditional retail banking services and a full range of commercial banking products and related financial services, including:
          /bullet/ attracting checking and savings deposits from the public and general business customers,
          /bullet/  originating  commercial  real  estate  and  business  loans, residential real estate loans and consumer loans,
          /bullet/  purchasing  wholesale residential loans from  third parties,
                    and
          /bullet/  making  other  permitted investments  such as investments in
                    mortgage-backed   securities,   tax  certificates and other
                    investment securities,
/bullet/ currently operates through 67 branch offices located primarily in Miami-Dade, Broward and Palm Beach Counties in South Florida, and
/bullet/ is regulated and examined by the Office of Thrift Supervision and the FDIC.

     Although  our  primary   activities   relate  to  the   activities  of  our
wholly-owned subsidiary, BankAtlantic, our other activities include:

/bullet/ providing  investment banking services and capital raising and advisory services to the financial services industry through our subsidiary,Ryan Beck, which:
         /bullet/  was acquired by us during 1998, and
         /bullet/ is an investment banking firm whose activities include underwriting, distributing and trading tax-exempt securities, and
/bullet/  engaging in real estate development  and investment activities through

         /bullet/ our 100% owned subsidiary, St. Lucie West Holding Corp., the developer of a master planned residential, commercial and industrial community in St. Lucie County, Florida, and
         /bullet/ several investments in real estate development projects in South Florida.

We are  considering  alternatives  to our 100%  ownership of our real estate and
development   business   conducted  through   BankAtlantic   Development  Corp.,
including:

/bullet/  a full or partial spin-off to shareholders,
/bullet/  a public offering for all or a  portion  of such  operations,  or
/bullet/  continued  total  ownership  and   operation.

Any partial or total disposition would be subject to regulatory approval and the
structure   of  the   transaction   could  also  be   impacted   by  income  tax
considerations.

     At March 31, 1999, we had:


/bullet/ total assets of approximately $4.2 billion, /bullet/ total deposits of $2.1 billion, and /bullet/ total stockholders' equity of approximately $236.8 million.


     Our principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Our telephone number is (954) 760-5000.

BBC Capital Trust I


         BBC Capital Trust I is a Delaware business trust. The trust's activities are limited to:


/bullet/    issuing the trust preferred securities and the trust common securities,
/bullet/    using  the proceeds from the sale of the trust preferred  securities and the  trust common securities to purchase our junior subordinated debentures,
/bullet/    maintaining  its status as a grantor  trust  for  federal income tax purposes, and
/bullet/    engaging in other activities related to these purposes.


     Four trustees manage the trust. Three of our officers act as administrative trustees of the trust. Wilmington Trust Company acts both as the property trustee and as the Delaware trustee of the trust. The trust's principal executive offices and telephone number are the same as ours.


The Securities


     You can find a description of the securities offered by this prospectus beginning on page 18.


Risk Factors

     Your investment in the subordinated debentures and trust preferred securities will involve risk. You should carefully consider the discussion of risks, and the other information in this prospectus before deciding whether an investment in these securities is suitable for you.

Ratio of Earnings to Fixed Charges


     The following table sets forth our ratio of earnings to fixed charges for the three months ended March 31, 1999 and for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994. The table does not reflect income or expenses relating to our mortgage servicing business which is treated as discontinued operations.



                                          For the Three Months               For the Years Ended December 31,
                                                                      ---------------------------------------------
                                          Ended March 31, 1999        1998      1997      1996       1995      1994
                                           --------------------       ----      ----      ----       ----      ----
Excluding interest on deposits.........            1.60               1.19      1.80      2.26       2.22      3.33
Including interest on deposits.........            1.35               1.11      1.33      1.37       1.37      1.59


     Earnings represent income (loss) from continuing operations before taxes, interest expense and non-cumulative preferred stock dividends.

     Interest expense, other than on deposits, includes:

/bullet/   interest  on long-term obligations,
/bullet/   borrowings from the Federal Home Loan Bank of Atlanta,
/bullet/   securities sold under agreements to repurchase,  and
/bullet/   other funds borrowed.

         Fixed charges represent:

/bullet/  all  interest  expense,  with ratios  presented   both  excluding  and
          including  interest on  deposits,  and
/bullet/ the portion of rental expense considered to be representative of interest.


We Experienced a Loss for the Year and Quarter Ended December 31, 1998


     We experienced a loss for the year ended December 31, 1998 of $(8.0) million and for the quarter ended December 31, 1998 of $(10.1) million. For a discussion of the losses and the factors contributing to the losses, please see our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus.

                                  RISK FACTORS


     An investment in the subordinated debentures or the trust preferred securities involves a high degree of risk. You should carefully consider, together with the other information contained or incorporated by reference in this prospectus, the following factors in evaluating us and our business and the trust before purchasing any of these securities.


Risks Associated With Us

Changes in Interest Rates Could Adversely Affect Our Net Interest Income and Profitability and the Market Value of Our Assets

     The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities.


     Changes in Interest Rates Will Impact the Difference Between our Interest Income and Interest Expense


     Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between:

    /bullet/   interest income on interest-earning assets, such as loans, and
    /bullet/   interest expense on interest-bearing liabilities, such as
               deposits.

Changes in market interest rates, or changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income. While we have attempted to structure our asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, we cannot assure you that we will be successful.


     Declining Interest Rates Result in Accelerated Loan Prepayments Which Impact Our Net Interest Income and Profitability


     Loan prepayments accelerate as interest rates fall. We experienced a high volume of loan prepayments in our mortgage portfolio and our servicing portfolio during 1998 due to historically low interest rates. Prepayments in a declining interest rate environment reduce our net interest income and adversely affect our earnings because:


    /bullet/ we amortize premiums on acquired loans that are prepaid and amortize mortgage servicing rights associated with prepaid loans that we service. During 1998 we amortized $4.3 million of premiums on acquired loans that were prepaid and amortized $12.2 million of mortgage servicing rights associated with prepaid loans; and

   /bullet/ the yields we earn on the investment of funds that we receive from prepaid loans are less than the yields we earned on the prepaid loans.


While we have exited the mortgage servicing business, significant loan prepayments in our mortgage portfolio in the future could have a similar adverse effect on our earnings. At March 31, 1999, we held $1.39 billion of purchased residential loans, which includes $10.8 million of net premiums on those loans.

     Declining Interest Rates May Impact the Market Value of Our Assets and Liabilities

     Changes in general interest rate levels also affect the valuation of our assets and liabilities that are interest rate sensitive. We may be required under generally accepted accounting principles to establish a valuation allowance to reflect a decline in the market value of our assets as a result of changes in interest rates. For the year ended December 31, 1998, we established a valuation allowance of $10.7 million to reflect the decline in the market value of our mortgage servicing rights resulting from anticipated acceleration of prepayments of the loans associated with the mortgage servicing rights. While we have exited the mortgage servicing business, our results of operations would be adversely affected in future periods if changes in interest rates adversely impact the market value of our other assets and liabilities, including our purchased residential loan portfolio.

Our Non-Interest Expenses Have Increased As We Have Entered Into New Business Units Which Are Not As Seasoned and May Not Have Sufficient Revenues to Cover These Expenses



     During the last three years, we have grown rapidly and significantly.

/bullet/ Our total assets have increased from $1.75 billion at December 31, 1995 to $4.2 billion at March 31, 1999.
/bullet/ Our loan portfolio increased from $828.6 million at December 31, 1995 to $2.63 billion at March 31, 1999.

     We have recently initiated several new business units, hired additional personnel and taken steps to enhance and expand our operational and management information systems. These steps are intended to support and manage our expanded operations and to provide management resources to support further expansion and growth. However, this growth and expansion of operations has resulted in a significant increase in non-interest expenses. Non-interest expenses have increased from $68.2 million in 1996 to $77.7 million in 1997 and to $120.7 million in 1998.


     Expenses associated with past growth have had, and expenses associated with additional future growth will likely have, an adverse impact on earnings. We implemented various restructuring initiatives in the fourth quarter of 1998 with a view to streamlining our operations and improving efficiencies. However, we cannot assure you that we will be successful in our efforts.


Growth in Our Consumer and Small Business Loan Portfolio Subjects Us to Greater Credit Risk and Higher Levels of Charge-Offs

     During the past several years, we have experienced significant growth in our consumer loan portfolio, partially as a result of our acquisition of financial institutions which had originated consumer loans in prior years. Consumer loans, excluding second mortgages, increased to $225.4 million at March 31, 1999 from $133.5 million at December 31, 1995. A significant amount of these loans were indirect automobile loans. Indirect automobile loans are loans which are funded through automobile dealers rather than funded directly to our retail customers. At March 31, 1999, $198.4 million of our consumer loan portfolio consisted of indirect loans, primarily automobile loans.

     Consumer loans, especially indirect automobile loans, present more credit risk than other types of loans such as home equity or residential real estate loans. They generally result in a higher level of charge-offs than other loans. Charge-offs are amounts written off as uncollected. Our consumer loan net charge-offs were $8.9 million in 1998 and $3.4 million for the three months ended March 31, 1999. Our net charge-offs attributable to indirect automobile loans were $8.0 million in 1998 and $2.9 million for the three months ended March 31, 1999. During the fourth quarter of 1998, we discontinued the origination of indirect automobile loans.

However, we may re-enter this market in the future. We may also experience additional losses in our current consumer loan portfolio.


     We began originating small business loans during the fourth quarter of 1997. We had $123.2 million of small business loans at March 31, 1999. We experienced an increase during 1998 in delinquencies and charge-offs in our small business loan portfolio, particularly in the fourth quarter of 1998 and the first quarter of 1999. Our small business loan net charge-offs were $2.0 million in 1998, including $1.5 million during the 1998 fourth quarter. Further, our small business loan net charge-offs were $2.1 million for the first quarter of 1999. While we have implemented personnel and operating changes in our small business lending operations which are intended to address these issues, we may experience additional significant charge-offs in this portfolio in the future.


A Decline in the Real Estate Market or in the Economy in General May Result in Additional Losses in Our Banking Activities


     Our loans receivable increased by approximately $1.8 billion or 215% from December 31, 1995 to March 31, 1999. Balances for all loan categories increased due to:

/bullet/ $395.0 million of loans acquired in the Bank of North America acquisition, and
/bullet/ wholesale residential loan purchases of $465.9 million in 1996, $524.5 million in 1997, $1.3 billion in 1998, and $122.0 million in the first quarter of 1999.

     Our commercial real estate and construction and development loans increased by approximately $240.5 million or 62.8% from December 31, 1995 to March 31, 1999. The real estate underlying many of those commercial real estate and construction and development loans is concentrated in Broward, Miami-Dade and Palm Beach Counties, Florida and may be in the early stages of development. Our competitors over the last several years have also increased their funding availability for commercial real estate projects. These increases could result in over-building and a decline in real estate values.


     The real estate securing the wholesale residential loans that we purchased is generally located outside South Florida. These loans are subject to risks associated with the economy where the collateral is located as well as collection risks.

     Declines in real estate values or in the economy generally could have a material adverse impact on our results of operations based not only on the nature of our assets and the composition of our loan portfolio, but also on our real estate development activities.

We Have Broad Authority to Make Acquisitions and Investments in Businesses Not Engaged in Traditional Banking Activities

     We generally have broad authority under applicable law to engage in various types of business activities, including investments in real estate, real estate development and real estate related businesses. We have historically made acquisitions and investments as a means of diversifying our sources of non-interest income and to increase non-interest revenues. Our acquisitions and investments include:

/bullet/ Real Estate - we acquired St. Lucie West Holding  Corp. in October 1997 for approximately $20 million. St. Lucie West Holding Corp. is the developer of St. Lucie West, a master planned residential, commercial and industrial community located in St. Lucie County, Florida. In addition, we have made minority investments in real estate development projects located in South Florida.

/bullet/ Equipment Leasing - in March 1998 we acquired Leasing Technology, Inc., an equipment leasing and finance company located in South Florida, in a stock for stock exchange valued at approximately $6.2 million. Leasing Technology is now operated as a subsidiary of BankAtlantic.

/bullet/ Investment Banking and Brokerage Services - in June 1998 we acquired Ryan Beck, in a stock for stock exchange valued at approximately $38 million. Ryan Beck is operated as an independent, autonomous sub-sidiary under the direction of its prior management.

     These acquisitions and investments in businesses not engaged in traditional banking activities subject us to the risks inherent in each of the business activities.

We Engage in Real Estate Development and Investment Activities Which are Speculative and Involve a High Degree of Risk

     We currently engage in real estate development and investment activities through St. Lucie West Holding Corp. and through our minority interests in real estate development projects. The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and home building industries include:


/bullet/   the  availability  and  cost  of  financing,
/bullet/   decreases in demand or over-building,
/bullet/   unfavorable interest rates,
/bullet/   charges in general  economic  conditions,
/bullet/   a  surplus  of  available  real  estate  and  related  projects, and
/bullet/ the significant volatility and fluctuations in underlying real estate values.


     In addition, St. Lucie West Holding Corp. incurred operating expenses of approximately $5.2 million during 1998 and $1.2 million during the three months ended March 31, 1999. Periodic sales of properties may be insufficient to ensure profitability of St. Lucie West Holding Corp. Further, if sales are not adequate to cover operating expenses we will be required to seek a source of additional operating funds.


     Declines in real estate values or in the economy generally could have a material adverse impact on our results of operations based not only on our real estate development activities, but also on the nature of our assets and the composition of our loan portfolio.

Our Activities are Regulated by the Office of Thrift Supervision and FDIC and Other Regulators Who Possess Discretion in Their Supervisory and Enforcement Activities

     The banking industry is one of this country's most heavily regulated industries. The Office of Thrift Supervision:

/bullet/   is  BankAtlantic's chartering authority  and its primary federal regulator,
/bullet/   regulates, supervises and examines BankAtlantic, and
/bullet/   regulates and oversees us, as the holding company of BankAtlantic.

     In addition to the Office of Thrift Supervision, the FDIC also regulates, supervises and examines BankAtlantic by virtue of insuring its deposits up to applicable limits. Furthermore, BankAtlantic is a member of the Federal Home Loan Bank of Atlanta and, consequently, is subject to certain limited regulation by the Federal Reserve Board. The regulation and supervision of financial institutions is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities possess extensive discretion in connection with their supervisory and enforcement activities. As an example, banking regulators have in the past implemented regulations which have increased capital requirements, insurance premiums and administrative, professional and compensation expenses for the institutions which they regulate. Any change in the existing regulatory structure or the laws or regulations applicable to us could significantly affect our powers, authority and operations and our business could be adversely affected.

We Have Many Competitors Who May Have Greater Financial Resources or Operate under Fewer Regulatory Constraints

         Our competitors include:

         /bullet/    other savings institutions,
         /bullet/    investment firms,
         /bullet/    commercial banks,
         /bullet/    finance companies,
         /bullet/    mortgage banking companies,
         /bullet/    money market funds,
         /bullet/    financial consultants,
         /bullet/    credit unions, and
         /bullet/    real estate developers and operators.

     Many of these competitors have substantially greater financial resources than we have and, in some cases, operate under fewer regulatory constraints. We compete not only with financial institutions headquartered in the State of Florida but also with a growing number of financial institutions headquartered outside of Florida who are active in the State.

The Year 2000 Problem Could Disrupt Our Business

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The consequences of incomplete or untimely resolution of year 2000 issues represent an uncertainty that could affect future financial results.

     The year 2000 problem poses the following principal risks to our business:

     /bullet/ disruption of our business due to our failure to achieve year 2000 readiness,

     /bullet/ disruption of our business due to failure of third parties to achieve year 2000 readiness,

     /bullet/ disruption in our loan operations due to failure of our borrowers to achieve year 2000 readiness, and

     /bullet/ litigation  due  to  year   2000   noncompliance  from  customers,
              borrowers and suppliers as a result of both internal and third party system failures.

     We have undertaken various initiatives intended to ensure that computer applications will function properly with respect to dates in the year 2000 and thereafter and have established a year 2000 action plan based on the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of 2000 on Computer Systems".

     However, we cannot assure you that our initiatives and action plan have identified all costs, risks or possible losses which we may experience associated with year 2000 issues. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third party suppliers, borrowers and customers, we are unable to determine whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.

Risks Associated with the Subordinated Debentures and the Trust Preferred Securities

Regulatory Restrictions on Dividends and Other Distributions From BankAtlantic and Our Subsidiaries' Obligations to Pay Creditors May Adversely Affect Our
Ability to Pay Interest on the Junior Subordinated Debentures and the Subordinated Debentures

     We are the holding company for BankAtlantic and own 100% of BankAtlantic's outstanding capital stock. We depend upon dividends from BankAtlantic for a significant portion of our revenues. BankAtlantic's ability to pay dividends or make other capital distributions to us is governed by Office of Thrift
Supervision regulations, which focus primarily on BankAtlantic's regulatory capital levels and net income. Office of Thrift Supervision regulations define "capital distributions" as

     /bullet/ cash dividends,
     /bullet/ payments by a savings  association or savings bank holding company to repurchase or otherwise acquire its shares, /bullet/ payments to shareholders of another entity in a cash-out merger,
              and
     /bullet/ other distributions charged against capital.

     If an institution has regulatory capital that is at least equal to its capital requirements both before and after giving effect to the distribution, and has not been notified that it "is in need of more than normal supervision," the Office of Thrift Supervision deems it a "Tier 1 association." BankAtlantic currently qualifies as a Tier 1 association under applicable Office of Thrift Supervision regulations. The Office of Thrift Supervision permits a Tier 1 association to make capital distributions during a calendar year of up to the greater of:

     /bullet/ 100% of net income for the current  calendar year, plus 50% of its capital  surplus,  or
     /bullet/ 75% of its net income over the most recent four quarters.

Capital surplus is the amount of capital in excess of an association's regulatory capital requirements. However, the association seeking to pay the capital distribution must first notify the Office of Thrift Supervision of its intention and the Office of Thrift Supervision must not raise any objection to the distribution. Any additional capital distributions would require prior regulatory approval. Additionally, all capital distributions of BankAtlantic are subject to the Office of Thrift Supervision' right to object to a distribution on safety and soundness grounds. We cannot assure you that BankAtlantic will remain a Tier 1 association or that it will be in a position to make capital distributions to us in an amount sufficient for us to satisfy our obligations.


     Our ability to pay interest on the subordinated debentures and junior subordinated debentures will be significantly dependent on the ability of our subsidiaries to pay dividends or distributions to us in amounts sufficient to service our obligations. Since we are a holding company, our right to participate in any distribution of assets of a subsidiary, including BankAtlantic, upon a liquidation or reorganization or otherwise is also subject to the prior claims of creditors of the subsidiary, including depositors of BankAtlantic. If we are a creditor of a subsidiary, our claims would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to ours. The subordinated debentures, trust preferred securities and junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the rights of the depositors of BankAtlantic. At March 31, 1999, we had liabilities of $4.0 billion and BankAtlantic had liabilities of $3.8 billion, including $2.1 billion in deposits.

Trust Preferred Securities and Debentures Are Not Insured

     The subordinated debentures, the trust preferred securities and the junior subordinated debentures are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency.

Risks Associated with the Subordinated Debentures

Holders of Our Senior Indebtedness and Creditors of Our Subsidiaries Have Priority Over the Payment to be Paid Under the Subordinated Debentures


     The subordinated debentures are subordinated to all of our current or future senior indebtedness or liabilities which are not expressly by their terms made subordinate or equal in right of payment to the subordinated debentures. As of March 31, 1999, we had:


     /bullet/  $151.2  million  of   indebtedness   ranking   equally  with  the
               subordinated debentures,
     /bullet/ $74.75 million of indebtedness ranking junior in right of payment to the subordinated debentures, and
     /bullet/  no senior indebtedness.

The indenture relating to the subordinated debentures does not limit our ability to incur additional indebtedness, including senior indebtedness, or additional indebtedness by BankAtlantic or our other subsidiaries.

The Indenture Provides for Limited Covenants Which Do Not Protect the Holders of Subordinated Debentures or Impact Our Obligations Under These Securities

     The covenants in the indenture are limited and do not protect holders of subordinated debentures in the event of a material adverse change in our financial condition or results of operations. In addition, payment of principal of and interest on the subordinated debentures can only be accelerated if we:

     /bullet/ fail to pay principal of or premium,  if any, on the  subordinated debentures at maturity or upon redemption, /bullet/ fail to pay interest on any of the subordinated debentures and such failure continues for a 30-day period, /bullet/ breach any of the provisions of the indenture and such breach continues for a 60-day period after receipt of notice, or /bullet/ reorganize or become bankrupt or insolvent in certain events.

     The indenture does not require us to:

     /bullet/ adhere to any financial  ratios or specified  levels of liquidity,
              or
     /bullet/ repurchase,  redeem  or  modify  the  terms  of  the  subordinated debentures upon a change in control or other events involving us which may adversely affect the creditworthiness of the subordinated debentures.

Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating our obligations under the subordinated debentures. See "Description of the Subordinated Debentures."

An Active Trading Market for the Subordinated Debentures May Not Develop

     The subordinated debentures have no established trading market. We do not intend to have the subordinated debentures authorized for quotation on the National Association of Securities Dealers, Inc.

Automated Quotation System or any other quotation system or listed on any securities exchange. Although it has no obligation to do so, Ryan Beck intends to make a market in the subordinated debentures as long as the volume of trading and other market-making considerations justify such an undertaking. However, a public market having depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time. Neither we nor market makers have control over such a marketplace. In the event that Ryan Beck or any other entity does not make a market in the subordinated debentures, you would be limited to selling your subordinated debentures in privately negotiated transactions. An active trading market will not likely develop for the subordinated debentures. If a trading market does not develop, or is not maintained, you may experience difficulty in reselling them or may be unable to sell them at all. If an active trading market does develop, we cannot assure you that it will continue. Additionally, since the prices of securities generally fluctuate, we cannot assure you that purchasers of the subordinated debentures will be able to sell them at or above the purchase price paid.

Risks Associated with the Trust Preferred Securities

Holders of Our Senior Indebtedness and Creditors of Our Subsidiaries Will Get Paid Before You Will Get Paid Under the Guarantee or Junior Subordinated Debentures


     Our obligations under the guarantee agreement between us and the trust and under the junior subordinated debentures are unsecured and rank subordinate and junior in right of payment to all of our current and future senior indebtedness and liabilities which are not expressly by their terms subordinate or equal in right of payment to the junior subordinated debentures. At March 31, 1999, we had approximately $172.2 million of indebtedness outstanding ranking senior in right of payment to the junior subordinated debentures. The junior subordinated debentures are also effectively junior to all obligations of our subsidiaries. Only our capital stock is currently junior in right of payment to the junior subordinated debentures.


     The indenture relating to the junior subordinated debentures, the guarantee and the trust agreement do not limit our ability to incur additional secured or unsecured debt, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. See "Description of the Guarantee-Status of the Guarantee" and "Description of the Junior Subordinated Debentures-Subordination."

Distributions on the Trust Preferred Securities Could Be Deferred; You May Have To Include Interest In Your Taxable Income Before You Receive Cash

     It is possible that you will not receive cash distributions for one or more periods of up to 20 consecutive quarters each. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions.


     So long as we are not in default on the payment of interest on the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During a deferral period, the trust would defer distributions on the trust preferred securities in a corresponding amount, but such distributions will continue to accumulate interest.


         If we defer interest payments and the trust defers distributions on the trust preferred securities, you will have to accrue interest income for United States federal income tax purposes on your proportionate share of the deferred interest on the junior subordinated debentures. As a result, you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. In addition, you would not receive the cash related to that income from the trust if you disposed of your trust preferred securities before the record date for any deferred distribution, even if you held the trust preferred securities on the date that the payments would normally have been paid. See "Federal Income Tax Consequences - Interest Income and Original Issue Discount."

     We do not currently intend to exercise our right to defer paying interest on the junior subordinated debentures. However, if we elect to exercise our right in the future, the market price of the trust preferred securities is likely to be adversely affected. The market price of the trust preferred securities may, therefore, be more volatile than the market prices of other securities on which interest income accrues that do not provide for such optional deferrals.

The Trust Preferred Securities May be Redeemed Prior to Maturity; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or Higher Rate of Return


     If adverse changes in tax, investment company or bank regulatory law discussed on page 26 occur and are continuing, we may be able to redeem the junior subordinated debentures in whole, but not in part, within 180 days following the occurrence of the event. We may also redeem the trust preferred securities at our option on or after June 30, 2002. We will not exercise our right of redemption unless we have received prior regulatory approval, if approval is then required.


     If the junior subordinated debentures are redeemed, the trust preferred securities will be redeemed at a redemption price equal to the $25 liquidation amount, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the trust preferred securities would be taxable to you. For a discussion of possible tax consequences of a redemption, see "Description of the Trust Preferred Securities
- Redemption or Exchange" and "-Liquidation Distribution Upon Termination ." See also "Risk Factors - The Junior Subordinated Debentures May Be Distributed to the Holders of the Trust Preferred Securities and the Junior Subordinated Debentures May Trade at a Lower Price Than What You Paid for the Trust Preferred Securities" and "Federal Income Tax Consequences - Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

     In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the trust preferred securities. For a discussion of possible tax consequences of a redemption, see "- Exchange of Preferred Securities for Junior Subordinated Debentures; Redemption and Tax Consequences."

We May Shorten the Maturity of the Junior Subordinated Debentures Which Will Result in Early Redemption of the Trust Preferred Securities

     We may, at any time, shorten the maturity of the junior subordinated debentures to a date not earlier than June 30, 2002. If we shorten the maturity, the mandatory redemption date for the trust preferred securities will be correspondingly shortened. We will not exercise our right to shorten the maturity date unless we have received prior regulatory approval, if approval is then required. See "Description of the Junior Subordinated Debentures-General."

If We Do Not Make Payments on the Junior Subordinated Debentures, the Trust Will Not Be Able to Pay Distributions and Other Payments on the Trust Preferred Securities and the Guarantee Will Not Apply


     To the extent not paid by the trust and only if the trust has available funds, the guarantee provides that you will receive:

     /bullet/ any accrued and unpaid  distributions  which the trust must pay on your trust  preferred  securities,
     /bullet/ the redemption price if your trust preferred securities are called for redemption, and
     /bullet/ upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, the lesser of the

     /bullet/ $25 liquidation amount, plus accumulated and unpaid distributions to the date of such event, and

     /bullet/  the  amount  of  the  trust's  assets  remaining   available  for
               distribution to holders of the trust preferred securities in liquidation of the trust.


     The ability of the trust to timely pay amounts due on the trust preferred securities depends solely upon our making the related payments on the junior subordinated debentures when due. Accordingly, if we default on our obligation to pay principal of or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on, or the $25 liquidation of, the trust preferred securities. In that case, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. Instead, you or the property trustee, Wilmington Trust Company, will have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures. See "You May Not be Able to Enforce Your Rights Against Us Directly if an Event of Default Occurs; You May Have to Rely on the Property Trustee to Enforce Your Rights" immediately below and "Description of the Guarantee" for more information on how to sue us.


You May Not Be Able to Enforce Your Rights Against Us Directly if an Event of Default Occurs; You May Have to Rely on the Property Trustee to Enforce Your Rights

     You are not always able to directly enforce rights against us if an event of default occurs.

     If an event of default under the junior subordinated debentures occurs and is continuing, that event will also be an event of default under the trust preferred securities. In that case, you would rely on the property trustee, as the holder of the junior subordinated debentures, to enforce its rights against us.

     You may only sue us directly in the following circumstances:

     /bullet/ if the holders of at least 25% in liquidation amount of the trust preferred securities direct the property trustee to enforce its rights under the indenture but it does not enforce its rights as directed, holders of 25% in liquidation amount may sue us directly to enforce the property trustee's rights.

     /bullet/ if the event of default under the trust  agreement  occurs because
              of   our   failure   to   pay  interest or principal on the junior
              subordinated debentures, you may sue us directly.

See "Description of the Junior Subordinated Debentures-Enforcement of Certain Rights by Holders of the Trust Preferred Securities" and "- Events of Default." See also "Description of the Guarantee." The trust agreement provides that you agree to the provisions of the guarantee and the indenture relating to the junior subordinated debentures by accepting your trust preferred securities.

We Generally Will Control the Trust Because Your Voting Rights Are Very Limited; Your Interests May Not be the Same as Our Interests


     You will have no voting rights in the trust except in limited circumstances relating only to the modification of the trust preferred securities and the exercise of the rights of the trust as holder of the junior subordinated debentures and the guarantee. In general, only we, as the sole holder of the trust common securities, can appoint, replace or remove any of the trustees of the trust. We and the trustees of the trust may amend the trust agreement without your consent to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust, even if such action adversely affects your interests. See "Description of the Trust Preferred Securities-Voting Rights; Amendment of Trust Agreement" and "- Removal of the Trust's Trustees."

The Junior Subordinated Debentures May Be Distributed to the Holders of the Trust Preferred Securities and the Junior Subordinated Debentures May Trade at a Lower Price Than What You Paid for the Trust Preferred Securities


     Since we hold all of the trust common securities, we may terminate the trust prior to its expiration, either as a result of the occurrence of adverse tax or regulatory events or at our option. Before exercising this right, we must receive prior regulatory approval, if approval is then required. In such event and based on the terms of the trust agreement, the trust will distribute a pro rata portion of the junior subordinated debentures to the holders of the trust preferred securities and trust common securities in liquidation of the trust in exchange for such holder's securities. See "Description of the Trust Preferred Securities-Redemption or Exchange - Tax Event Redemption, Investment Company Event Redemption or Capital Treatment Event Redemption."


     We cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending the distribution, may trade at a lower price than what you paid to purchase the trust preferred securities.

     Although we have agreed to use all reasonable efforts to list the junior subordinated debentures on The Nasdaq Stock Market's National Market or Small Cap Market or such stock exchanges, if any, on which the trust preferred securities are then listed if this occurs, we cannot assure you that such exchanges will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.


     Under current United States federal income tax law, a distribution of junior subordinated debentures upon the termination of the trust would generally not be taxable to you. If, however, the trust is characterized as an association taxable as a corporation at the time of its liquidation, the distribution of the junior subordinated debentures would be taxable to you. Moreover, upon occurrence of an adverse change in tax laws, a dissolution of the trust in which you receive cash may be taxable to you. See "Federal Income Tax Consequences-Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."


     Because the trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the trust preferred securities and because you may receive junior subordinated debentures in exchange for trust preferred securities, you are also making an investment decision with regard to the junior subordinated debentures as well as the trust preferred securities.
You should carefully review all the information regarding the junior subordinated debentures and the trust preferred securities contained in this prospectus.


The Indenture and the Trust Agreement Contain Limited Covenants or No Covenants in Requiring Us to Comply with our Obligations Under the Junior Subordinated Debentures

     The indenture relating to the junior subordinated debentures contains few covenants restricting our actions, and there are no covenants in the trust agreement. As a result, neither the indenture nor the trust agreement:


     /bullet/ protects you or the trust in the event of a material adverse change in our financial condition or results of operations,
     /bullet/ limits our ability or the ability of any of our subsidiaries to incur or assume additional indebtedness or other obligations, or
     /bullet/ contains any financial ratios or specified levels of liquidity to which we must adhere.


Therefore, you should not consider the provisions of these governing instruments a significant factor in evaluating whether we will be able to comply or will comply with our obligations under the junior subordinated debentures or the guarantee.

An Active Trading Market for the Trust Preferred Securities May Not Develop or Be Maintained

     The trust preferred securities are listed on The Nasdaq Stock Market's National Market. Ryan Beck intends to make a market in the trust preferred securities but it is not obligated to do so and such market making may be discontinued at any time. We cannot assure you that an active trading market will develop for the trust preferred securities or, if such market develops, that it will be maintained. Accordingly, you may experience difficulty reselling the trust preferred securities or may be unable to sell them at all. Prices for the trust preferred securities are determined in the marketplace and may be influenced by many factors, including:

     /bullet/  prevailing interest rates,
     /bullet/ the liquidity of the market for the trust preferred securities, /bullet/ investor perceptions of us, and /bullet/ general industry and economic conditions.


                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of words such as "anticipate", "believe", "estimate", "may", "intend", "expect", "will", "should", "seeks" and similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include:

     /bullet/ the potential  adverse  impact on  BankAtlantic's  operations  and profitability of changes in interest rates and future legislation, /bullet/ economic conditions, both generally and particularly in areas where we or our subsidiaries, including BankAtlantic, operate or hold assets,
     /bullet/ interest rate and credit risk associated with  BankAtlantic's loan portfolio,
     /bullet/ BankAtlantic's   recent  rapid  growth  and  increased  operating
              expenses and its announced restructuring which may not prove to be successful,
     /bullet/ regulatory  limitations on our and  BankAtlantic's  ability to pay dividends,  and
     /bullet/ the  highly   competitive   nature  of  our  and   BankAtlantic's
              businesses.

Many of these factors are beyond our control and beyond the control of BankAtlantic. For a discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus and in other information contained in our publicly available SEC filings.


                               BBC CAPITAL TRUST I


     The trust is a statutory business trust formed under Delaware law by:

     /bullet/ the execution of a trust agreement by us, as depositor, and the trustees of the trust, and
     /bullet/ the filing of a certificate of trust with the Secretary of State of the State of Delaware.

The trust agreement for the trust sets forth the terms of the trust preferred securities and trust common securities. The trust preferred securities of the trust constitute all of the preferred securities of the trust, and we acquired all of the trust common securities. The trust used all of the proceeds from the sale of its trust preferred securities and trust common securities to purchase our junior subordinated debentures. The trust common securities represent an aggregate liquidation amount of approximately $2,311,875 which equals approximately 3% of the total capital of the trust of $77,061,875. The trust preferred securities represent the remaining 97% of the total capital of the trust. The trust common securities:


     /bullet/  have  terms  substantially   identical  to  the  trust  preferred
               securities,

     /bullet/ generally rank equal to the trust preferred securities in priority of payment, and bullet/ rank junior to the trust preferred securities in priority of payment in the case of distributions, redemptions and liquidations following any default by us on the junior subordinated debentures. See "Description of the Trust Preferred Securities-Subordination of Trust Common Securities."


Our junior subordinated debentures are the trust's only assets; thus, payments under the junior subordinated debentures are the sole revenue of the trust. The trust has a term of 31 years, but may terminate earlier as provided in the trust agreement.

                              PLAN OF DISTRIBUTION

     The 9% subordinated debentures are not listed on any securities exchange or included for quotation on any quotation system, and therefore no established trading market exists for such debentures. The trust preferred securities are listed on The Nasdaq Stock Market's National Market. Ryan Beck, our wholly-owned subsidiary and our affiliate, intends to make a market in the subordinated debentures and the trust preferred securities, but it is under no obligation to do so, and such market making, if commenced, may be discontinued at any time in its discretion.

     Ryan Beck will use this prospectus in connection with offers and sales related to market making transactions in the subordinated debentures and trust preferred securities. Ryan Beck may act as principal or agent in such transactions. Such sales will be made at prices relating to prevailing market prices at the time of sale or otherwise. We cannot assure you as to the liquidity of such subordinated debentures and trust preferred securities or that an active or liquid trading market will develop or, if developed, that it will be sustained.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES


     The subordinated debentures are a series of debt securities issued under an indenture, dated as of September 22, 1995, between us and American Bank National Association (predecessor to First Star Corporate Trust Services), as trustee. The subordinated debentures are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency. The terms and provisions of the subordinated debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. The following is a description of the material terms of the subordinated debentures. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below. You should read the entire indenture and the Trust Indenture Act for a complete understanding of the terms of the subordinated debentures. For purposes of this section, the term "Company" means only BankAtlantic Bancorp and not its subsidiaries.


General

     The subordinated debentures:

     /bullet/ are general obligations of ours limited to $23 million in aggregate principal amount,
     /bullet/ are not secured by our assets or otherwise, /bullet/ do not have the benefit of a sinking fund for the retirement of principal
     /bullet/  rank equal to all of our subordinated indebtedness,

     /bullet/ are subordinated in right of payment to all of our current or future Senior Indebtedness (as we define this term in "- Subordination") or liabilities which are no expressly by their terms subordinate or equal in right of payment to the subordinated debentures, and which may include our obligations to BankAtlantic.


We, or any of our subsidiaries including BankAtlantic, may incur additional indebtedness constituting Senior Indebtedness or indebtedness that ranks equal to the subordinated debentures. The indenture relating to the subordinated debentures does not limit the total indebtedness that either we or any of our subsidiaries may incur. As of March 31, 1999, we had outstanding no Senior
Indebtedness  and  $51.2  million  in  principal  amount  of 6 3/4%  convertible subordinated debentures and $100.0 million in principal amount of 55/8% convertible subordinated debentures, each of which rank equal to the subordinated  debentures.  Because  we  are a  holding  company,  our  right  to participate in any distribution of assets of our subsidiary, including BankAtlantic, upon any liquidation or reorganization or otherwise of such subsidiary is subject to the prior claims of creditors of the subsidiary, including depositors in BankAtlantic, except to the extent that we may be recognized as a creditor of the subsidiary. Thus, the ability of holders of the subordinated debentures to benefit indirectly from such distribution is affected by such claims of creditors.


     The subordinated debentures mature on October 1, 2005, unless redeemed earlier at our option. See "-- Redemption or Repurchase of Subordinated Debentures." The subordinated debentures bear interest at the rate of 9% per annum. Interest is payable semi-annually on April 1 and October 1 of each year to the person in whose name the subordinated debenture (or any predecessor subordinated debenture) is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the subordinated debentures is computed on the basis of a 360-day year or twelve 30-day months. The trustee of the subordinated debentures pays the principal and interest on the subordinated debentures when due by check mailed to the person entitled to payment.

     Our primary source of funds for the payment of principal and interest on the subordinated debentures is dividends from BankAtlantic. From time to time while the subordinated debentures are outstanding, BankAtlantic may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to us.

Redemption or Repurchase of Subordinated Debentures

     We may redeem the subordinated debentures at our option, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date and at the redemption prices shown below.

     The following are the redemption prices expressed as percentages of principal amount, plus accrued interest to the redemption date, if the subordinated debentures are redeemed during the twelve month period beginning October 1 of the years indicated below:

         1998...........................  106%
         1999...........................  105%
         2000...........................  104%
         2001...........................  103%
         2002...........................  102%
         2003...........................  101%
         2004 and thereafter............  100%

     We may at any time repurchase the subordinated debentures at any price in the open market or otherwise. Subordinated debentures so purchased by us may be held or resold or, at our discretion, may be surrendered to the trustee for cancellation.

Subordination

     The principal and premium, if any, and interest on the subordinated debentures are subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness. The indenture does not limit the amount of Senior Indebtedness or other indebtedness, secured or unsecured, that we or any of our subsidiaries may incur. If our payments on Senior Indebtedness are accelerated, we will be prohibited from making any payment of principal, premium or interest on the subordinated debentures until payments of the Senior Indebtedness are made or provided for. If we dissolve, wind up, liquidate or reorganize and our assets are distributed, payment of principal, premium or interest on the subordinated debentures will be subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of Senior Indebtedness. If our assets are distributed in any such proceeding, certain of our general creditors may recover more, ratably, than holders of the subordinated debentures by reason of such subordination.

     "Indebtedness" means:

  /bullet/ all of our o bligations for borrowed money, whether or not the recourse of the lender is to the whole of our assets or only to a portion of such assets,
  /bullet/ all of our indebtedness which is evidenced by a note, debenture, bond or other similar instrument, including lease obligations that we incur with respect to any property acquired or leased and used in our business that is required to be recorded as a capitalized lease,
  /bullet/ all of our indebtedness representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered,
  /bullet/ all of our indebtedness, including capitalized lease obligations, incurred, assumed or given in an acquisition, whether by way of purchase, merger or otherwise, of any business, real property or other assets,

  /bullet/ any indebtedness of others described in the preceding four bullet points that we have guaranteed or for which we are otherwise liable, and
  /bullet/ any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

     "Senior Indebtedness" means any and all of our Indebtedness, except any particular Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness shall be subordinate or shall rank equal in right of payment to the subordinated debentures.

Certain Covenants

     The indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to:

         /bullet/    paying principal and interest,
         /bullet/    maintaining an office or agency for  administering  the
                     subordinated debentures,
         /bullet/    holding funds for payments on the subordinated debentures
                     in trust,
         /bullet/    paying taxes and other claims,
         /bullet/    maintaining our properties and our corporate existence, and
         /bullet/    delivering annual certifications to the trustee.

Restrictions on Dividends

     The indenture provides that we cannot:

         /bullet/ declare or pay dividends on, or purchase, redeem or acquire for value our capital stock,
         /bullet/    return   any  capital  to  holders  of  capital   stock, or
                     distribute any assets to holders of capital stock,

unless, from and after the date of any such dividend declaration or the date of any such purchase, redemption, payment or distribution specified above, we retain cash, cash equivalents or marketable securities in an amount sufficient to cover two consecutive semi-annual interest payments on the subordinated debentures following the date of any of the foregoing events. The indenture further provides that the amount of any interest payment made by us with respect to the subordinated debentures after any of the foregoing events shall be deducted from the aggregate amount of cash or cash equivalents which we are required to retain pursuant to the foregoing provision.

         The indenture does not generally prohibit or restrict us from pledging or BankAtlantic from selling any shares of BankAtlantic capital stock or other debt securities of BankAtlantic. However, the indenture prohibits:

         /bullet/ BankAtlantic to issue to BankAtlantic Financial Corporation or Mr. Alan B. Levan, any of BankAtlantic's capital stock or debt securities, or
         /bullet/ the pledge of any of BankAtlantic's capital stock now or hereafter owned by us in favor of BankAtlantic Financial Corporation or Mr. Levan.

Defaults and Remedies

     As provided in the indenture, an event of default results if we:

         /bullet/ fail to pay principal of or premium, if any, on the subordinated debentures at maturity or upon redemption, whether or not such payment is prohibited by the subordination provisions,

          /bullet/ fail to pay  interest on any of the  subordinated  debentures when due and such failure continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions,

          /bullet/ fail to comply with any of our other  agreements or covenants in,or provisions of, the indenture and such default continues for the period of 60 days after the trustee notifies us or the holders of at least 25% in principal amount of the outstanding subordinated debentures notify us in writing of the default, and

          /bullet/ reorganize or become bankrupt or insolvent in certain events.

The notice referred to in the third bullet point must specify the default, demand that it be remedied and state that the notice is a "Notice of Default". The trustee of the subordinated debentures shall give such notice if so requested in writing by the holders of at least 25% in principal amount of the subordinated debentures then outstanding. Any notice required to be delivered by the trustee to us shall be given promptly after the trustee becomes aware of such default or is requested by the holders to deliver such notice.

     The indenture provides that the trustee will, within 90 days after the occurrence of any default known to it, mail to the holders of the subordinated debentures notice of such default. If we default in paying principal of or interest on any of the subordinated debentures, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the subordinated debentures.

     The indenture permits the acceleration of payment of principal of the subordinated debentures only upon an event of default resulting from our failing to pay principal or interest on the subordinated debentures or if we reorganize or become bankrupt or insolvent in certain events. If such an event of default is continuing, the indenture provides that the trustee or holders of not less than 30% in aggregate principal amount of the subordinated debentures then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare all unpaid principal of all the subordinated debentures to be immediately due and payable. Holders of a majority in principal amount of the subordinated debentures then outstanding may rescind an acceleration and its consequences and may waive past defaults upon conditions provided in the indenture. No holder of subordinated debentures may pursue any remedy under the indenture unless:

     /bullet/ such holder has previously given to the trustee written notice of a continuing event of default, and
     /bullet/  the  holders  of  at  least  30%  in  principal   amount  of  the
               subordinated debentures then outstanding


               /bullet/ have  requested  the  trustee  in  writing to pursue the remedy,
               /bullet/ offered the trust indemnity  satisfactory to the trustee against loss, liability and expense to be incurred by pursuing the remedy, and
               /bullet/ the  trustee  has  failed so to act within 60 days after receipt of such request.


     The indenture requires us to file periodic reports with the trustee as to the absence of defaults.

Satisfaction, Discharge and Defeasance

     The indenture provides that we will at our option either

     /bullet/ be deemed  to have paid and  discharged  the  entire  indebtedness represented by our obligations under the subordinated debentures, except for
               /bullet/ the obligation to pay the principal of, premium, if any, and interest on, the subordinated debentures, and
               /bullet/ certain obligations to
                    /bullet/ register the transfer or exchange of the subordinated debentures,
                    /bullet/ replace temporary or mutilated, destroyed, lost or stolen subordinated debentures,
                    /bullet/ maintain an office or agency in respect to the subordinated debentures, and

                    /bullet/   hold moneys for payment in trust, or
   /bullet/ cease to be under any obligation to comply with certain terms, provisions or conditions of the indenture (those terms, provisions or conditions described in the indenture under "Consolidation, Merger or Sale") or the terms, provisions or conditions of the subordinated debentures, in either case, on the 91st day after

  /bullet/ we have paid or caused to be paid all other sums payable with respect to the outstanding subordinated debentures and we have delivered to the trustee a certificate from an authorized officer and an opinion of legal counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the entire indebtedness on all of the outstanding subordinated debentures have been complied with,
 /bullet/ we have deposited or caused to be deposited irrevocably with the trustee as a trust fund specifically pledged as security for the benefit of the holders of the subordinated debentures,
          /bullet/  dollars in an amount or
          /bullet/ direct obligations of the Unite States of America (which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than the due date of any payment of principal, premium, if any, and interest on the outstanding subordinated debentures) in an amount, or
          /bullet/ a combination of the two above, in any case, sufficient to pay and discharge each installment of principal of and interest or premium, if any, on the outstanding subordinated debentures on the dates such installments of interest or principal or premium, if any, are due, and
  /bullet/ no event of default has occurred and is continuing on the date of such deposit.

Among the conditions of our exercising any such option, we are required to deliver to the trustee an opinion of independent counsel of recognized standing to the effect that the

  /bullet/ deposit and related defeasance would not cause the holders of the subordinated debentures to recognize income, gain or loss for United States federal income tax purposes, and

  /bullet/ holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

Modification of the Indenture

     The indenture provides that we and the trustee may, without the consent of any holders of subordinated debentures, enter into supplemental indentures for purposes, among other things, of:

  /bullet/ evidencing the succession of us to another person and the assumption by any such successor of our covenants,
  /bullet/ making any change that does not adversely affect the rights of any holders of subordinated debentures, or
  /bullet/  curing any ambiguity, defect or inconsistency.

as long as any of the foregoing will not adversely affect the interest of any holder in any material respect.

     Most of the terms of the indenture and the subordinated debentures may be modified with the consent of the holders of not less than two-thirds of the principal amount of subordinated debentures then outstanding. However, each holder must agree to:

     /bullet/  extend the  maturity,
     /bullet/ reduce the principal amount or the rate of interest on the subordinated debentures,
     /bullet/ reduce the redemption percentage, or /bullet/ reduce the two thirds percentage required for modification.

     We may omit in any particular instance to comply with any covenant or condition as set forth in the indenture if before the time for such compliance two-thirds of the holders of the principal amount of subordinated debentures then outstanding shall either waive such compliance in such instance or generally waive compliance with such covenant or condition. No such waiver may extend to or affect such covenant or condition except to the extent so expressly waived. Until such waiver has become effective, our obligation and the duties of the trustee in respect of any such covenant will remain in full force and effect. No supplemental indenture will affect the seniority rights of the holders of Senior Indebtedness without the consent of such holders.

                  DESCRIPTION OF THE TRUST PREFERRED SECURITIES


     The trust preferred securities were issued pursuant to the terms of a trust agreement. The trust agreement is qualified as an indenture under the Trust Indenture Act. Four trustees manage the trust:

     /bullet/ Wilmington Trust Company acts as both property trustee and Delaware trustee, and
     /bullet/ three of our officers act as administrative trustees of the trust.

Wilmington Trust Company also acts as indenture trustee for the trust preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The following is a description of the material terms of the trust preferred securities. The following summary of certain provisions of the trust preferred securities and the trust agreement does not purport to be complete and is qualified in its entirety by reference to the trust agreement, the Delaware Business Trust Act, and the Trust Indenture Act. You should read the entire trust agreement, Delaware Business Trust Act, and Trust Indenture Act for a complete understanding of the terms of the trust preferred securities. Wherever particular defined terms of the trust agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference.


General


     In accordance with the terms of the trust agreement, the trustees, on behalf of the trust, issued the trust preferred securities and trust common securities. We own all of the trust common securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of the trust. The holders of the trust preferred securities are entitled to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the trust common securities, as well as other benefits as described in the trust agreement. The trust agreement does not permit the trust to issue any securities other than the trust preferred securities and the trust common securities or to incur any indebtedness.

     The trust preferred securities rank equal to, and payments are made on such securities on a proportional basis, with the trust common securities, except as described under "-Subordination of Trust Common Securities." The property trustee holds the junior subordinated debentures in trust for the benefit of the holders of the trust preferred securities and the trust common securities. The guarantee executed by us for the benefit of the holders of the trust preferred securities is a guarantee on a subordinated basis with respect to the trust preferred securities, but does not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust preferred securities when the trust does not have funds on hand available to make such payments. Wilmington Trust Company, as guarantee trustee, holds the guarantee for the benefit of the holders of the trust preferred securities. See "Description of the Guarantee."


Distributions


     Payment of Distributions. Distributions on each trust preferred security will be fixed at the annual rate of 9 1/2% of the stated liquidation amount of $25 per trust preferred security. The liquidation amount is the amount that you are entitled to receive if the trust is terminated and its assets are distributed to the holders of its securities. The trust will pay distributions quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities as they appear on the books and records of the trust on the relevant record dates. The record date will be the 15th day of the month in which the relevant distribution payments occur. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months. If distributions are payable on a day that is not a business day, then payment of that distribution will be made on the next succeeding day that is a business day, and without any interest or other payment for any delay (with the same force and effect as if made on the payment date). A "business day" means any day other than a Saturday or a Sunday, a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.


     Extension Period. So long as we are not in default on the interest payments on the junior subordinated debentures, we have the right to defer interest payments on the junior subordinated debentures at any time, or from time to time, by extending the interest payment period for a period not exceeding 20 consecutive quarters, but not beyond the maturity of the junior subordinated debentures. As a consequence, the trust would also defer quarterly distributions on the trust preferred securities during any such deferral period. The distributions will continue to accumulate, with interest, at an annual rate of 9 1/2%, compounded quarterly during the deferral period. The term "distributions" includes any additional distributions payable unless otherwise stated. If we defer interest payments on the junior subordinated debentures, we would be restricted from the following:


     /bullet/ declaring or paying dividends or  distributions  on, or redeeming, purchasing, acquiring or making a liquidation payment of, any of our capital stock, other than
          /bullet/  reclassifying  any class of our capital  stock into  another class of capital stock,
          /bullet/  paying dividends or distributions in any class of our common stock,
          /bullet/  declaring a dividend in connection with
               /bullet/ implementing a shareholder rights plan,
               /bullet/ issuing stock under any such plan in the future, or /bullet/ redeeming or repurchasing any such rights in accordance with such plan, and
          /bullet/  purchasing our common stock related to the rights  under any of our benefit plans for our or our subsidiaries' directors, officers or employees,
     /bullet/ making any payment of principal,  interest or premium,  if any, on or repaying, repurchasing or redeeming any of our debt securities that rank equal to or junior in interest to the junior subordinated debentures or making any guarantee payments with respect to any guarantee by us of the debt securities of any our subsidiaries if such guarantee ranks equal to or junior in interest to the junior subordinated debentures (other than payments under the guarantee), or
     /bullet/ redeeming, purchasing or acquiring less than all of the junior subordinated debentures or any of the trust preferred securities.

Upon the termination of any such deferral period and the payment of all amounts then due, we may elect to begin a new deferral period, subject to the above requirements. Subject to the foregoing, we are not limited on the number of times that we may elect to begin a deferral period.

     We do not currently intend on exercising our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.


     Source of Distribution. The trust's funds available for distribution to holders of its trust preferred securities are limited to payments received from the junior subordinated debentures that the trust purchased from the proceeds of the issuance and sale of its trust preferred securities and trust common securities. See "Description of the Junior Subordinated Debentures." The trust pays distributions through the property trustee. The property trustee holds amounts received from the junior subordinated debentures in the property account for the benefit of the holders of the trust preferred securities and the trust common securities. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities. The payment of distributions is guaranteed by us but only if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments. See "Description of the Guarantee."

Redemption or Exchange

     General. The junior subordinated debentures will mature on June 30, 2027. We will have the right, subject to receipt of prior regulatory approval if then required under applicable capital guidelines or regulatory policies, to redeem the junior subordinated debentures:

     /bullet/ on or after  June 30,  2002,  in whole at any time or in part from time to time, or
     /bullet/ at any time, in whole, but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (as such terms are defined below).


Subject to the foregoing events, we will not have the right to purchase the junior subordinated debentures, in whole or in part, from the trust until after June 30, 2002. See "Description of the Junior Subordinated Debentures-General."

     "Tax Event" means the trust receives an opinion of counsel experienced in such matters to the effect that, as a result of:


   /bullet/   any amendment to, or change,  including any announced  prospective change, in the laws or any regulations under the laws of the United States or any political subdivision or taxing authority affecting taxation, which amendment or change is effective on or after the date the trust preferred securities are issued under the trust agreement, or
   /bullet/ any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which pronouncement or decision is announced on or after the date the trust preferred securities are issued under the trust agreement, in each case, there is more than an insubstantial risk that:

          /bullet/ we cannot, or within 90 days of the date of such opinion we will not be able to, deduct interest payable to the trust on the junior subordinated debentures, in whole or in part, for United States federal income tax purposes,
          /bullet/ the trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures, or
          /bullet/ the trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.


We must request and receive an opinion with regard to such matters within a reasonable period of time after we become aware of the possible occurrence of any of the foregoing events.


     "Investment Company Event" means the trust receives an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date the trust preferred securities are originally issued.


     "Capital Treatment Event" means we have reasonably determined that, as a result of:

  /bullet/ any amendment to, or change, including any proposed change, in the laws or any regulations under the laws of the United States or any political subdivision or taxing authority affecting taxation, which amendment or change is effective on or after the date the trust preferred securities are issued under the trust agreement, or

 /bullet/ any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which pronouncement or decision is announced on or after the date the trust preferred securities are issued under the trust agreement, in each case, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the trust preferred securities as "Tier 1 Capital" (or the then equivalent of Tier 1 Capital) for the purposes of the capital adequacy guidelines of the Federal Reserve or any successor regulatory authority with jurisdiction over bank holding companies, or any capital adequacy guidelines as then in effect and applicable to us. Currently no capital adequacy guidelines apply to savings bank holding companies such as us.

     Mandatory Redemption. A redemption or repayment of the junior subordinated debentures will cause a mandatory redemption of the trust preferred securities and the trust common securities. When we repay or redeem some or all of the junior subordinated debentures, whether at maturity or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem the same proportionate amount of trust preferred securities and trust common securities. The redemption price per security will equal the $25 liquidation amount, plus accumulated and unpaid distributions to the date of redemption. If less than all of the junior subordinated debentures are to be repaid or redeemed, then the aggregate liquidation amount of the trust preferred securities and the trust common securities to be redeemed will be allocated pro rata, or approximately 97% to the trust preferred securities and 3% to the trust common securities, except in an event of default under the indenture.

     Distribution of Junior Subordinated Debentures. Subject to our having received prior regulatory approval if then required, we, as holder of the trust common securities, will have the right at any time to:


   /bullet/   dissolve, wind-up or terminate the trust, and
   /bullet/   after satisfaction of the liabilities of creditors of the trust as
              provided by  applicable  law,   distribute the junior subordinated
              debentures to the holders of trust preferred  securities and trust
              common securities in liquidation of the trust.   See "-Liquidation
              Distribution Upon Termination."


     Tax Event Redemption, Investment Company Event Redemption or Capital Treatment Event Redemption. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs and is continuing, we have the right to redeem the junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of the trust preferred securities and trust common securities in whole, but not in part, at the appropriate redemption price discussed above in "-Mandatory Redemption" within 180 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event. If such an event occurs and we do not elect to:


  /bullet/ redeem the junior subordinated debentures and thereby cause a mandatory redemption of the trust preferred securities and trust common securities, or
  /bullet/ liquidate the trust and distribute the junior subordinated debentures to holders of the trust preferred securities and trust common securities in liquidation of the trust as described below under "-Liquidation Distribution Upon Termination,"

such trust preferred securities will remain outstanding and any Additional Interest (as such term is defined below) may be payable on the junior subordinated debentures. "Additional Interest" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a Tax Event.

     We cannot assure you as to the market prices of the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for trust preferred securities if the trust were to dissolve and liquidate. The trust preferred securities that an investor may purchase, or the junior subordinated debentures that an investor may receive upon the trust's dissolution and liquidation, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.


Redemption Procedures


     The trust may not redeem fewer than all of the outstanding trust preferred securities unless it has paid all accumulated and unpaid distributions on all the trust preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption. The trust may redeem trust preferred securities only in an amount equal to the funds it has on hands and legally available to pay the redemption price. See "-Subordination of Trust Common Securities."


     The property trustee will give you notice of the redemption at least 30 days but not more than 60 days before the date fixed for redemption. See "Description of the Junior Subordinated Debentures-Redemption or Exchange." If the property trustee gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, eastern standard time, on the date of redemption, if the funds are available for payment, the property trustee will:

  /bullet/ irrevocably deposit with Wilmington Trust Company, as the current paying agent for the trust preferred securities, funds sufficient to pay the applicable redemption price, and
  /bullet/ give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust securities upon surrender of their certificates evidencing such trust preferred securities.


Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust preferred securities called for redemption will be payable to the holders of such trust preferred securities on the relevant record dates. Once notice of redemption is given and funds are deposited as required, then all rights of the holders of such trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest. At that time, those trust preferred securities will cease to be outstanding. If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next succeeding day which is a business day, without any interest or other payment for the delay. If payment of the redemption price for the trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us under the guarantee, then distributions on such trust preferred securities will continue to accumulate at the then applicable rate, from the date of redemption to the date of actual payment. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."


     Subject to applicable law, including without limitation United States federal securities law, and as long as we have not and are not continuing to exercise our right to defer interest payments, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement, and may resell such trust preferred securities.


     The redemption price will be paid and any distribution of junior subordinated debentures to the holders of the trust preferred securities will be made to recordholders as they appear on the books and records of the trust on the relevant record date. The record date will be 15 days prior to the relevant redemption or distribution date.

     If the trust redeems less than all of the trust preferred securities and trust common securities, then the aggregate liquidation amount of such securities to be redeemed will be allocated approximately 3% to the trust common securities and 97% to the trust preferred securities, except if an event of default has occurred. In such case, holders of the trust preferred securities will be paid first. See "-Subordination of Trust Common Securities" immediately below for a more complete discussion. The property trustee will select the particular trust preferred securities to be redeemed on a pro rata basis from the outstanding trust preferred securities not previously called for redemption, by any method the property trustee deems fair and appropriate. The method may provide for the selection for redemption of portions equal to $25 or an integral multiple in excess of $25 of the liquidation amount of trust preferred securities of a denomination larger than $25. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     Unless we default in paying the redemption price on the junior subordinated debentures, on and after the date of redemption, interest will cease to accrue on such junior subordinated debentures or portions of such debentures called for redemption. In addition, distributions will cease to accrue on the related trust preferred securities or portions of such securities called for redemption.

Subordination of Trust Common Securities

     Payment of distributions on, and the redemption price of, the trust preferred securities and trust common securities will be made on a proportionate basis, based on the aggregate liquidation amount of such trust preferred securities and trust common securities. However, if an event of default under the indenture has occurred and is continuing on any distribution date or redemption date, then no payments may be made on the trust common securities unless all unpaid amounts due on the trust preferred securities have been paid in full or provided for, as appropriate.

     In the case of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the trust common securities, will be deemed to have waived any right to act upon the event of default under the trust agreement until the effects of all such events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all such events of default under the trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination


     We have the right at any time to dissolve, wind-up or terminate the trust and cause the junior subordinated debentures to be distributed to the holders of the trust preferred securities. Such right is subject, however, to our having received prior regulatory approval if then required under applicable capital guidelines or regulatory policies.

     Pursuant to the trust agreement, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

   /bullet/   certain   events   involving   our   bankruptcy,   dissolution  or
              liquidation,
   /bullet/ the distribution of a proportionate amount of the junior subordinated debentures to the holders of the trust preferred securities and trust common securities, if we, as depositor, have given written direction to the property trustee to terminate the trust (which direction is optional and wholly within our discretion as depositor),

  /bullet/ redemption of all of the trust preferred securities as described under "Description of the Trust Preferred Securities-
             Redemption    or  Exchange-Mandatory  Redemption,"  or
  /bullet/ the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

     If an early termination occurs as described in the first, second and fourth bullet points above, the trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible, after satisfying creditor liabilities of the trust as provided by applicable law, by distributing to the holders of such trust preferred securities and trust common securities a proportionate amount of the junior subordinated debentures. If such distribution is determined by the property trustee not to be practical, after satisfying creditor liabilities of the trust as provided by applicable law, such holders will be entitled to receive, out of the assets of the trust available for distribution to holders, an amount equal to, in the case of holders of trust preferred securities, the aggregate of the $25 liquidation amount plus accumulated and unpaid distributions to the date of payment. If such amount cannot be paid in full because the trust has insufficient assets available, then the amounts payable directly by the trust on the trust preferred securities will be paid on a pro rata basis. We, as the holder of the trust common securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the trust preferred securities, except that, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the trust common securities. See "-Subordination of Trust Common Securities."


     After the liquidation date is fixed for any distribution of junior subordinated debentures in exchange for trust preferred securities:

     /bullet/ such  trust  preferred  securities  will no longer be deemed to be outstanding, and
     /bullet/ any certificates representing trust preferred securities will be deemed to represent the junior subordinated debentures

          /bullet/ having a principal amount equal to the liquidation amount of the trust preferred securities, and

          /bullet/ bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities
              until  such  certificates   are  presented  to  the administrative
              trustees   and  their  agent  for   transfer  or reissuance.


     Under current United States federal income tax law and interpretations and assuming, as expected, that the trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be taxable to you. If there is a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be taxable to you. See "Federal Income Tax Consequences-Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust." If we elect not to redeem the junior subordinated debentures prior to maturity or to liquidate the trust and distribute the junior subordinated debentures to you, the trust preferred securities will remain outstanding until the junior subordinated debentures are repaid. If we elect to liquidate the trust and thereby cause the junior subordinated debentures to be distributed to you in liquidation of the trust, we will continue to have the right to shorten the maturity of the junior subordinated debentures, subject to certain conditions. See "Description of the Junior Subordinated Debentures-General."


Events of Default; Notice

     Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

  /bullet/ the occurrence of an event of default under the indenture with respect to the junior subordinated debentures (see "Description of the Junior Subordinated Debentures - Events of Default"),

  /bullet/ default by the trust in paying any distribution when it becomes due and payable, and continuing such default for a period of 30 days,
  /bullet/ default by the trust in paying any redemption price of any trust preferred security or trust common security when it becomes due and payable,
  /bullet/ default in performing, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than in the immediately preceding two bullet points), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice

              /bullet/   specifying such default or breach,
              /bullet/   requiring such default or breach to be remedied, and
              /bullet/   providing that such notice is a "Notice of Default"
                         under the trust agreement, or
  /bullet/ the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days of such event.

     Within five business days after an event of default actually known to the property trustee occurs, the property trustee will transmit notice of such event of default to the holders of the trust preferred securities, the administrative trustees and us, as depositor, unless such event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they have complied with all the conditions and covenants applicable to them under the trust agreement.


     If an event of default with respect to the junior subordinated debentures has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon termination of the trust. See "-Liquidation Distribution Upon Termination." The existence of such an event of default does not entitle the holders of trust preferred securities to accelerate the maturity of their securities.


Removal of the Trust's Trustees

     Unless an event of default under the junior subordinated debentures has occurred and is continuing, any trustee may be removed at any time by the holder of the trust common securities. If an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. The holders of the trust preferred securities will not in any event, however, have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. A trustee cannot resign or be removed and a successor trustee cannot be appointed until the successor trustee accepts the appointment in accordance with the provisions of the trust agreement.

Voting Rights; Amendment of Trust Agreement

     Except as described in this section, under "Description of the Guarantee-Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the trust preferred securities have no voting rights.

     The trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the trust preferred securities:

  /bullet/ with respect to a successor trustee's accepting his appointment, /bullet/ to cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement if such amendment is not inconsistent with the other provisions of the trust agreement; provided that
       /bullet/ such action may not adversely affect in any material respect the interests of any holder of trust preferred securities or trust common securities, and
       /bullet/ any amendments of the trust agreement will become effective when notice of such amendment is given to the holders of trust preferred securities and trust common securities, or
  /bullet/    to  modify,  eliminate  or  add  to any  provisions  of the  trust agreement to such extent as is necessary to ensure that the trust will
      /bullet/ be classified or United States federal income tax purposes as a grantor trust at all times that any trust preferred securities or trust common securities are outstanding, or
      /bullet/ not be required to register as an "investment company" under the Investment Company Act.


     The trust agreement may otherwise be amended by the trustees and us with


  /bullet/ the consent of holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities and trust common securities, and
  /bullet/ an opinion of counsel received by the trustees to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust's o status as a grantor trust for United States federal income tax purposes, or o exemption from status as an "investment company" under the Investment Company Act.


     Notwithstanding  anything  in this  section to the  contrary,  without  the
consent  of  each  holder  of  trust  preferred   securities  and  trust  common
securities, the trust agreement may not be amended to

  /bullet/ change the amount or timing of any distribution on the trust preferred securities and trust common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities and trust common securities as of a specified date, or
  /bullet/ restrict the right of a holder of trust preferred securities and trust common securities to institute suit for the enforcement of any such payment of distributions on or after such date.


     As long as any junior subordinated debentures are held by the property trustee, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities, and an opinion of counsel experienced in such matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes:


  /bullet/    direct the time, method and place of

          /bullet/ conducting any proceeding for any remedy available to the indenture trustee, or

          /bullet/ executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures,

  /bullet/   waive  any past  default  that is  waivable  under the  indenture,

  /bullet/ exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable, or
  /bullet/ consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent is required.


If a consent under the indenture relating to the junior subordinated debentures requires the consent of each holder of the debentures affected by such consent, the property trustee will not give such consent without the prior consent of each holder of the trust preferred securities. No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

     The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures.

Registrar and Transfer Agent


     The property trustee acts as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any redemption, the trust will not be required to:


  /bullet/ issue, register the transfer of, or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any trust preferred securities called for redemption and ending at the close of business on the day of such mailing, or
  /bullet/ register the transfer of or exchange any trust preferred securities so selected for redemption, in whole or in part, except the unredeemed portion of any trust preferred securities being redeemed in part.

Information Concerning the Property Trustee

         The property trustee:

  /bullet/ other than upon the occurrence and during the continuance of an event of default under the trust agreement, undertakes to perform only such duties as are specifically set forth in such trust agreement,
  /bullet/ after such an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs, and
  /bullet/ is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     The property trustee will take such action as we direct and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust preferred securities and trust common securities if:

  /bullet/    no event of default under the trust agreement has occurred and is continuing,
  /bullet/    the property trustee is

          /bullet/ required to decide between alternative causes of action, /bullet/ required to construe ambiguous provisions in the trust agreement, or
          /bullet/ is unsure of the application of any provision of the trust agreement, and
  /bullet/ the matter is not one on which holders of trust preferred securities are entitled under the trust agreement to vote.

In this case, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous


     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  /bullet/ the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act,
  /bullet/ the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes, and
  /bullet/ the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.


In this connection, we and the administrative trustees are authorized to take any action:


  /bullet/   that we collectively deem necessary or desirable in our discretion,
             and
  /bullet/   which is not inconsistent with
           /bullet/   applicable law,
           /bullet/   the certificate of trust of the trust, or
           /bullet/   the trust agreement.


     Holders of trust preferred securities have no preemptive or similar rights.

     The trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES


     The trust invested the proceeds from issuing the trust preferred securities and the consideration we paid for the trust common securities into the junior subordinated debentures issued by us. The junior subordinated debentures were issued as unsecured debt under the indenture, dated as of April 30, 1997, between us and Wilmington Trust Company, as indenture trustee. The indenture is qualified as an indenture under the Trust Indenture Act. The following is a description of the material terms of the junior subordinated debentures. The following summary of certain provisions of the junior subordinated debentures and the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act. You should read the entire indenture and Trust Indenture Act for a complete understanding of the terms of the junior subordinated debentures. Wherever particular defined terms of the indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference.


General


     We issued the junior subordinated debentures as unsecured debt under the indenture. The junior subordinated debentures are limited in aggregate principal amount to approximately $77,061,875. This amount equals the sum of the aggregate stated liquidation amount of the trust preferred securities and the amount of capital that we contributed to the trust in exchange for the trust common securities. Until the trust is liquidated, the junior subordinated debentures will generally be held in the name of the property trustee in trust for the benefit of the holders of the trust preferred securities.


     The junior subordinated debentures bear interest at the annual rate of 9 1/2% from the original date of issuance until the principal becomes due and payable. We will pay interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the persons or entities in whose name each junior subordinated debenture is registered, subject to certain exceptions, at the close of business on the business day prior to the date such interest payment is due. The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months. Interest payments not paid when due will accrue interest, compounded quarterly, at the annual rate of 9 1/2%. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable  date  an  interest  payment  is  due  and  Additional  Interest,  as applicable. The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the trust preferred securities. "See Description of the Trust Preferred Securities -- Distributions."


     The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest, on June 30, 2027. We may shorten such date at any time to any date not earlier than June 30, 2002, subject to our receiving prior regulatory approval if then required under applicable capital guidelines or regulatory policies. In the event that we elect to shorten the maturity date of the junior subordinated debentures, we will give notice of our election to the indenture trustee, the trust and to the holders of the junior subordinated debentures no more than 180 days and no less than 90 days prior to the effectiveness of such notice.


     The  indenture  does  not  provide  holders  of  the  junior   subordinated
debentures protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect such holders.

Option to Extend Interest Payment Period

     As long as an event of default under the junior subordinated debentures has not occurred or is continuing, we have the right under the indenture at any time and from time to time during the term of the junior subordinated debentures, to defer payments of interest by extending the interest payment period

  /bullet/   for a period not exceeding 20 consecutive quarters,  but
  /bullet/   not beyond the maturity date of the junior subordinated debentures.

At the end of any deferral period, we will pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest as permitted by law, compounded quarterly, at the annual rate of 9 1/2%. During such period, interest will continue to accrue and holders of junior subordinated debentures, or the holders of trust preferred securities if such securities are then outstanding, will be required to accrue and recognize income for United States federal income tax purposes. See "Federal Income Tax Consequences-Interest Income and Original Issue Discount."

     During any such deferral period, we may not:

  /bullet/ declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment of, any of our capital stock (other than under the guarantee) other than:
      /bullet/ reclassifying any class of our capital stock into another class of capital stock,
      /bullet/ paying dividends or distributions in any class of our common stock (i.e., stock dividends),
      /bullet/   declaring a dividend in connection with
                 /bullet/   implementing a shareholder rights plan,
                 /bullet/   issuing  securities  under  any  such  plan  in  the
                            future, or
                 /bullet/   redeeming  or  repurchasing  any  such   rights   in
                            accordance with any shareholder rights plan, and
      /bullet/ purchasing our common stock related to the rights under any of our benefit plans for our or our subsidiaries' directors, officers or employees.
  /bullet/ make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal to or junior in interest to the junior subordinated debentures or make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equal to or junior in interest to the junior subordinated debentures (other than payments under the guarantee), or
  /bullet/ redeem, purchase or acquire less than all of the junior subordinated debentures or any of the trust preferred securities.

The restrictions described above will also apply if:

  /bullet/ we default on our obligations under the indenture relating to the junior subordinated debentures, or
  /bullet/    we default  on our  obligations   under the guarantee of the trust
              preferred securities.

     Prior to our terminating any such deferral period, we may further extend the interest payment period. However, the deferral period, including all previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. Upon terminating any such deferral period and the payment of all amounts then due, we may elect to begin a new deferral period subject to the above requirements.

     We will give the property trustee, the administrative trustees and the indenture trustee notice of our election of such deferral period at least two business days before the earlier of:


  /bullet/ the next date distributions on the trust preferred securities and trust common securities would be payable except for the election to begin such deferral period, or
  /bullet/ the date the trust is required to give notice to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the trust preferred securities of the record date, or the date such distributions are payable, but in any event at least one business day before such record date.

Subject to the foregoing, we are not limited on the number of times that we may elect to begin a deferral period.

Additional Sums


     If the trust or the property trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, then we will pay as Additional Interest on the junior subordinated debentures any additional amounts as may be required so that the net amounts received and retained by the trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had such additional taxes, duties or other governmental charges not been imposed.


Redemption or Exchange

     We have the right, subject to prior regulatory approval if then required under applicable capital guidelines or regulatory policies, to redeem the junior subordinated debentures:

  /bullet/ on or after June 30, 2002, in whole at any time or in part from time to time, or

  /bullet/ at any time in whole, but not in part, within 180 days following the occurrence of a Tax Event, a Investment Company Event or a Capital Treatment Event. See "Description of the Trust Preferred Securities - Redemption or Exchange."

In either case, the redemption price will equal 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, including compounded interest and Additional Interest, if any, to the date of redemption.

     We will mail a notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in paying the redemption price for the junior subordinated debentures, on and after the redemption date interest ceases to accrue on such junior subordinated debentures or portions of such junior subordinated debentures called for redemption.

     The junior subordinated debentures are not subject to any sinking fund.

Distribution Upon Liquidation


     As described under "Description of the Trust Preferred Securities-Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the trust and upon receiving prior regulatory approval if then required under applicable regulatory policies or guidelines, we may distribute the junior subordinated debentures to the holders of the trust preferred securities and trust common securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust as provided by applicable law. If the junior subordinated debentures are distributed to the holders of trust preferred securities, we will use our best efforts to list the junior subordinated debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the trust preferred securities are then listed. We cannot assure you as to the market price of any junior subordinated debentures that may be distributed to the holders of trust preferred securities.


Subordination

     The indenture provides that the junior subordinated debentures rank subordinate and junior in right of payment to all of our Senior Debt and Subordinated Debt, as such terms are defined below. We may not make payments of principal, including redemption payments, or interest on the junior subordinated debentures if:

  /bullet/    any of our Senior Debt and Subordinated  Debt is not paid when due
              and
              /bullet/ any applicable grace period after the default has ended, and
              /bullet/ the default has not been cured or waived or ceased to exist,
  /bullet/ the maturity of any of our Senior Debt and Subordinated Debt has been accelerated because of an event of default and the acceleration has not been rescinded, or
  /bullet/ any judicial proceeding is pending with respect to any such defaults discussed above.

     The holders of our Senior Debt and Subordinated Debt will first receive payment in full of principal of, premium, if any, and interest on such Senior Debt and Subordinated Debt before the holders of junior subordinated debentures will receive or retain any payment in respect of the principal of or interest on the junior subordinated debentures, in the event of any payment or distribution of our assets to creditors upon

  /bullet/ our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets, or
  /bullet/ our bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings.

In this event, any payment or distribution on the junior subordinated debentures that would otherwise be payable in respect of the junior subordinated debentures but for the subordination provision will be paid or delivered directly to the holders of our Senior Debt and Subordinated Debt with the priorities then existing among the holders of such Debt until all of our Senior Debt and Subordinated Debt have been paid in full.

     If the maturity date of any junior subordinated debentures has been accelerated, the holders of all of our outstanding Senior Debt and Subordinated Debt at the time of such acceleration will first be entitled to receive payment in full of all amounts due on such Debt, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the junior subordinated debentures.

     As used herein with respect to the junior subordinated debentures, the following terms shall have the following meanings:

  /bullet/ "Debt" means, with respect to us, whether recourse is to all or a portion of our assets and whether or not contingent:
              /bullet/   any of our obligations for money borrowed,
              /bullet/   any of our obligations evidenced by:
                  /bullet/   bonds,
                  /bullet/   debentures,
                  /bullet/   notes,
                  /bullet/   or other similar instruments, including obligations
                             incurred  in  connection  with  the  acquisition of
                             property, assets or businesses,
              /bullet/   all  of our obligations for reimbursement on any letter
                         of credit, banker's acceptances or  similar  facilities
                         issued for our account,
              /bullet/   all   of   our  obligations   issued  or assumed as the
                         deferred  purchase  price of  property or services (but
                         excluding trade accounts payable or accrued liabilities
                         arising  in  the ordinary course of business),
              /bullet/   all of our capital lease obligations, and
              /bullet/   all  obligations  of the type referred to in the bullet
                         points  above  and all of our  dividends,  the  payment
                         of  which,  in  either case, we have  guaranteed or are
                         responsible   or  liable,  directly  or  indirectly, as
                         obligor or otherwise.

  /bullet/ "Senior Debt" means, with respect to us, the principal of, premium, if any, and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on, prior to or after the date of the indenture, unless the instrument creating or evidencing the Debt or in which such Debt is outstanding provides that such obligations are not superior in right of payment to the junior subordinated debentures or to other Debt which is equal to, or subordinated to, the junior subordinated debentures.

              The term "Senior Debt" does not include:
       /bullet/   any of our Debt which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy
                  Code of 1978, as amended, was without recourse to us,
       /bullet/   any of our Debt to any of our subsidiaries,
       /bullet/   any Debt to any of our employees,
       /bullet/   any Debt which by its terms is  subordinated to trade accounts payable or accrued  liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the junior subordinated debentures as a result of the  subordination  provisions of the indenture would be  greater  than they  otherwise  would  have been as a result of any  obligation  of such holders to pay amounts over to the  obligees  on such  trade  accounts  payable or accrued liabilities  arising in the  ordinary  course of business as a result  of  subordination  provisions  to which  such  Debt is subject, and
       /bullet/   Debt which constitutes Subordinated Debt.

  /bullet/ "Subordinated Debt" means, with respect to us, the principal of, premium, if any, and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on, prior to or after the date of the indenture, which is by its terms expressly provided to be junior and subordinate to our other Debt (other than the junior subordinated debentures).


     The indenture does not limit the amount of additional Senior Debt and Subordinated Debt that may be issued or incurred by us. We expect from time to time to issue or incur additional indebtedness constituting Senior Debt and Subordinated Debt. As of March 31, 1999, we had outstanding


  /bullet/    no Senior Debt, and
  /bullet/    approximately $172.2 million of Subordinated Debt.

Because  we are a  holding  company,  our  junior  subordinated  debentures  are
effectively   subordinated  to  all  existing  and  future  liabilities  of  our subsidiaries, including obligations to depositors of BankAtlantic.

Registrar and Transfer Agent

     The indenture trustee acts as the registrar and the transfer agent for the junior subordinated debentures. Junior subordinated debentures may be registered for transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. As long as we maintain a transfer agent in the place of payment, we may at any time:

  /bullet/    rescind the designation of any such transfer agent, or
  /bullet/    approve  a change in the location  through which any such transfer agent acts.

We may at any time designate additional transfer agents for the junior subordinated debentures. If we redeem the junior subordinated debentures, we or the indenture trustee will not be required to:

  /bullet/ issue, register the transfer of or exchange junior subordinated debentures during a period:
              /bullet/  beginning at the  opening of business 15 days before the day that the junior subordinated debentures are selected
                        to be redeemed, and
              /bullet/  ending at the close of  business  on the day of  mailing of the relevant  notice of  redemption,  or
  /bullet/    transfer  or  exchange   any  junior  subordinated  debentures  so
              selected to be redeemed, except, in the case of any junior subordinated debentures being redeemed in part, then any portion of the junior subordinated debentures not being redeemed.

Modification of Indenture

     We and the indenture trustee may, from time to time without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things:

  /bullet/    curing ambiguities, defects or inconsistencies, and
  /bullet/    qualifying,  or  maintaining  the  qualification of, the indenture under the Trust Indenture Act.

     The indenture permits us and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify most of the terms of the indenture. However, each holder of the outstanding junior subordinated debentures affected by any proposed modification must agree to:

  /bullet/ extend the fixed maturity of the junior subordinated debentures, /bullet/ reduce the principal amount of the junior subordinated debentures, /bullet/ reduce the rate or extend the time of payment of interest on the junior subordinated debentures, or
  /bullet/    reduce  the  percentage of principal amount of junior subordinated debentures required to consent to any such modification.

     So long as any of the trust preferred securities remain outstanding, the holders of at least a majority of the aggregate liquidation amount of the trust preferred securities must consent to:

  /bullet/    any  modification  that requires the consent of the holders of the junior subordinated debentures,
  /bullet/    any termination of the indenture, and
  /bullet/    any  waiver of any event of default under the junior  subordinated debentures.

If the consent of the holder of each junior subordinated debenture is required, then a modification will not be effective until each holder of trust preferred securities and trust common securities has consented to the modification.

Events of Default

     The indenture provides that any of the following with respect to the junior subordinated debentures that has occurred and is continuing constitutes an event of default:

  /bullet/    we fail to pay any interest on the junior subordinated  debentures when  due and  such  failure  continues  for a  period  of 30 days
              (subject to the deferral of any due date in the case we extend any interest payments),
  /bullet/    we fail to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption, by a declaration or otherwise,
  /bullet/    we  fail to observe or perform  in  any material  respect  certain other covenants contained in the
              indenture for 90 days after written notice to us from
              /bullet/   the indenture trustee, or
              /bullet/   the holders of at least  25% in  aggregate  outstanding
                         principal amount of the junior subordinated debentures,
                         or
   /bullet/   we become bankrupt, insolvent or reorganize in certain events.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures, may declare the principal due and payable immediately upon an event of default under the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default:

  /bullet/ if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured, and
  /bullet/ a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee.

     If an event of default has occurred and is continuing, the property trustee will have the right:

  /bullet/ to declare the principal of and the interest on such junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable, and
  /bullet/ to enforce its other rights as a creditor with respect to such junior subordinated debentures.

An event of default under the indenture also constitutes an event of default under the trust agreement. The holders of the trust preferred securities, upon an event of default, have the right to direct the property trustee to exercise its rights as the holder of junior subordinated debentures. See "Description of the Trust Preferred Securities- Voting Rights; Amendment of Trust Agreement."

     We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

     You, as a holder of trust preferred securities, may sue us directly for enforcement of payment to you of amounts owed on the junior subordinated debentures equal to the aggregate liquidation amount of your trust preferred securities if:

  /bullet/ an event of default under the junior subordinated debentures has occurred and is continuing, and
  /bullet/ such an event is attributable to our failure to pay interest on or the principal of the junior subordinated debentures when due.

In addition, if holders of at least 25% in liquidation amount of the trust preferred securities direct the property trustee to enforce its rights under the indenture but it does not enforce its rights as directed, holders of 25% in liquidation amount may sue us directly to enforce the property trustee rights.


     In connection with such direct lawsuit, we will have a right of set-off under the indenture to the extent of any payment made by us to you in such lawsuit. We may not amend the indenture to remove the foregoing right to bring a direct lawsuit without the prior written consent of the holders of all of the trust preferred securities. If the right to bring such a lawsuit is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

     You will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Trust Preferred Securities-Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     We may not consolidate with or merge into any other person or entity or convey or transfer our properties and assets substantially as an entirety to any person or entity, and any person or entity may not consolidate with or merge into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  /bullet/    we  consolidate  with or merge  into  another  person or entity or convey or transfer our properties and assets  substantially  as an entirety to any person or entity,  the successor  person or entity is organized  under the laws of the United  States or any State or the  District of  Columbia,  and such  successor  person or entity expressly assumes by supplemental indenture our obligations on the junior subordinated debentures issued under the indenture,
  /bullet/    immediately after giving effect thereto, no event of default under the indenture,  and no event which,  after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing, and
  /bullet/    certain other conditions prescribed in the indenture are met.

Satisfaction and Discharge

     Except as to our obligations to pay certain sums due pursuant to the indenture and to provide certain officers' certificates and opinions of counsel described in the indenture, the indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture when, among other things, all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  /bullet/    have become due and payable, or
  /bullet/    will become due and  payable  within  one  year  of  their  stated
              maturity or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest to the date of the deposit or to their maturity or redemption date, as the case may be.

Information Concerning the Indenture Trustee

     The indenture trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by such request. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

     For so long as trust preferred securities and trust common securities remain outstanding, we will:


  /bullet/ maintain directly or indirectly 100% ownership of the trust common securities of the trust, except that certain successors which are permitted by the indenture may succeed to our ownership of such securities, and
  /bullet/ use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                          DESCRIPTION OF THE GUARANTEE

     The trust preferred securities guarantee agreement was executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee is qualified as an indenture under the Trust Indenture Act. The guarantee trustee, Wilmington Trust Company:

  /bullet/ acts as indenture trustee under the guarantee for purposes of complying with the provisions of the Trust Indenture Act, and
  /bullet/ holds the guarantee for the benefit of the holders of the trust preferred securities.


The following is a description of the material terms of the guarantee. The following summary of certain provisions of the guarantee does not purport to be complete and is qualified in its entirety by reference to the guarantee and the Trust Indenture Act. You should read the entire guarantee and Trust Indenture Act for a complete understanding of the terms of the guarantee. Wherever particular defined terms of the guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference.


General


     The guarantee is an irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but applies only to the extent that the trust has funds sufficient to make the payments. In accordance with the guarantee, we irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full on a subordinated basis to the holders of the trust preferred securities, the Guarantee Payments, as such term is defined below, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. The following payments on the trust preferred securities, if not fully paid by or on behalf of the trust (the "Guarantee Payments"), will be covered by the guarantee:

  /bullet/ any accrued and unpaid distributions required to be paid on the trust preferred securities, if the trust has funds available to make the payment,
  /bullet/ the redemption price for any trust preferred securities called for redemption, if the trust has funds available to make the payment, and
  /bullet/ upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities or a redemption of all of the trust preferred securities, the lesser of

              /bullet/ the aggregate of the $25 liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment, if the trust has funds available to make the payment, and
              /bullet/ the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.


Our obligation to make a Guarantee Payment may be satisfied by:


  /bullet/   direct  payment of the required amounts by us to the holders of the trust preferred securities,  or
  /bullet/   causing the trust to pay such amounts to such holders.

     The guarantee does not apply to any payment of distributions due if the trust lacks funds legally available for payment. If we do not make interest payments on the junior subordinated debentures, the trust will not pay distributions on the trust preferred securities and will not have funds legally available for payment. In that event, holders of the trust preferred securities would not be able to rely upon the guarantee for payment.

Status of the Guarantee

     The guarantee constitutes our unsecured obligation and ranks subordinate and junior in right of payment to all of our Senior Debt and Subordinated Debt in the same manner as the junior subordinated debentures. The guarantee does not limit the amount of additional Senior Debt and Subordinated Debt that we may incur.


     The guarantee constitutes a guarantee of payment and not of collection, which means that a party may sue us directly to enforce its right under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. The guarantee will be discharged and be of no further force and effect upon:

  /bullet/    paying the Guarantee Payments in full if not paid by the trust, or
  /bullet/    distribution  of the junior subordinated debentures to the holders of the trust preferred securities.


     Since our right to participate in any distribution of assets of a subsidiary, including BankAtlantic, upon a liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, our obligations under the guarantee are therefore effectively subordinated to all existing and future liabilities of our subsidiaries, including BankAtlantic.

Events of Default

     An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of not less than a majority in aggregate liquidation amount of the trust preferred securities have the right to direct:

  /bullet/ the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee, or
  /bullet/ the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon:


  /bullet/ full payment of the redemption price of the trust preferred securities,
  /bullet/ full payment of the amounts payable upon the trust's liquidation, or
  /bullet/ distribution of the junior subordinated debentures to the holders of the trust preferred securities.


The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of a default by us under the guarantee:

  /bullet/ undertakes to perform only such duties as are specifically set forth in the guarantee and,

  /bullet/ after a default under the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

Subject to such provisions, the guarantee trustee is not obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by such request.

Expense Agreement


     In accordance with the agreement as to expenses and liabilities that we entered into under the trust agreement, we irrevocably and unconditionally guarantee the full payment of any costs, expenses or liabilities of the trust to each person or entity to whom the trust becomes indebted or liable, other than obligations of the trust to pay amounts due to the holders of the trust preferred securities or other similar interests in the trust. Third party creditors of the trust may proceed directly against us under the agreement as to expenses and liabilities, regardless of whether these creditors had notice of the agreement.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee


     We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities if the trust has funds available for such payments, as and to the extent set forth under "Description of the Guarantee." We and the trust believe that our combined obligations under the junior subordinated debentures, the indenture, the trust agreement, the agreement as to expenses and liabilities, and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

     If and to the extent that we do not make payments on the junior subordinated debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay distributions. In such event, the holder of trust preferred securities may sue us directly for enforcement of payment of these distributions. Our obligations under the guarantee are subordinate and junior in right of payment to all of our Senior Debt and Subordinated Debt.


Sufficiency of Payments

     As long as we pay interest and other amounts when due on the junior subordinated debentures, our payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:


  /bullet/ the aggregate principal amount of the junior subordinated debentures is equal to the sum of the aggregate liquidation amount of the trust preferred securities and trust common securities,
  /bullet/ the interest rate and interest and other payment dates on the junior subordinated debentures match the distribution rate and distribution and other payment dates for the trust preferred securities,
  /bullet/ we will pay for all costs, expenses and liabilities of the trust, other than the obligations of the trust to holders of the trust preferred securities, and
  /bullet/ the trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.


Enforcement Rights of Holders of Trust Preferred Securities


     A holder of any trust preferred security may sue us directly to enforce its rights under the guarantee without first suing the guarantee trustee, the trust or any other person or entity. A default or event of default under any of our Senior Debt and Subordinated Debt would not constitute a default or event of default under the trust preferred securities, the junior subordinated debentures or the guarantee. In the event, however, of payment defaults under, or acceleration of, our Senior Debt and Subordinated Debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debentures until such Senior Debt and Subordinated Debt has been paid in full or any default in payment under such Debt has been cured or waived. If we fail to make required payments on the junior subordinated debentures, such failure would constitute an event of default under the trust preferred securities.

Limited Purpose of the Trust


     The trust preferred securities evidence preferred undivided beneficial interest in the assets of the trust. The trust exists for the sole purpose of issuing the trust preferred securities and trust common securities and investing the proceeds thereof in junior subordinated debentures. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust or from us under the guarantee, if and to the extent the trust has funds available for the payment of such distributions.


Rights Upon Termination


     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the $25 liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of liquidation in cash. See "Description of the Trust Preferred Securities-Liquidation Distribution Upon Termination." Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all of our Senior Debt and Subordinated Debt, but entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust (other than the obligations of the trust to the holders of its trust preferred securities), the positions of a holder of the trust preferred securities and a holder of the junior subordinated debentures relative to our other creditors and to our shareholders if we liquidate or become bankrupt are expected to be substantially the same.

                         FEDERAL INCOME TAX CONSEQUENCES

General


     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of trust preferred securities. The statements of law or legal conclusions set forth in this summary constitute the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to us and the trust, of the United States federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities that our counsel anticipates to be material to investors. We have filed the opinion as Exhibit 8.1 to the registration statement of which this prospectus forms a part. The conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, regulations under the Internal Revenue Code and current administrative rulings and court decisions. These laws are subject to change at any time, possibly on a retroactive basis. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and therefore the United States federal income tax treatment of the purchase, ownership, and disposition of trust preferred securities may differ from the treatment described below.


     We have not attempted to comment on all United States federal income tax matters affecting purchasers of trust preferred securities. Moreover, the discussion generally focuses on holders of trust preferred securities who are individual citizens or residents of the United States and hold trust preferred securities as capital assets. The discussion does not address:

  /bullet/ all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the trust preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment, or as other than a capital asset,
  /bullet/ the tax consequences to persons that have a functional currency other than the U.S. dollar,
  /bullet/ the tax consequences to shareholders, partners or beneficiaries of a holder of trust preferred securities, and
  /bullet/ any aspects of state, local or foreign tax laws or alternative minimum tax consequences.

     We urge you to consult your tax advisor as to the particular tax consequences of purchasing, owning and disposing of the trust preferred securities, including the application and effect of United States federal, state, local, foreign and other tax laws.

Classification of the Junior Subordinated Debentures

     We take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as our indebtedness under current law. By accepting the trust preferred securities, you agree to treat:

  /bullet/ the junior subordinated debentures as indebtedness for United States federal income tax purposes, and
  /bullet/    the  trust  preferred   securities  as  evidence  of  an  indirect
              beneficial   ownership   interest   in  the  junior   subordinated
              debentures.

Our counsel believes that, under current law, and based upon the representations, facts and assumptions set forth in this section, the junior subordinated debentures will be classified as indebtedness for United States federal income tax purposes. We cannot assure you, however, that our position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as our indebtedness.

Classification of the Trust


     Under current law and assuming full compliance with the terms of the trust agreement and indenture (and certain other documents described in this prospectus), the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial interest in the junior subordinated debentures, and you will be required to include in your gross income your allocable share of interest, or OID (original issue discount), if any, paid or accrued on the junior subordinated debentures.


Interest Income and Original Issue Discount

     Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments of interest is remote. Based on the foregoing, we believe that the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, you should include in gross income your allocable share of interest on the junior subordinated debentures in accordance with your method of tax accounting.

     If we exercise our option to defer the payment of interest on the junior subordinated debentures, they would be treated at that time as issued with OID, and all stated interest (and de minimis OID, if any) on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In such event, all of your taxable interest income with respect to the junior subordinated debentures would be accounted for as OID on an economic accrual basis regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, you would be required to include in gross income OID, on a current basis, over the period that the instrument is held, even though we would not make any actual cash payments during the deferral period.

     Because the Treasury regulations have not been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position we have taken.

     Because income on the trust preferred securities will constitute interest income for United States federal income tax purposes, corporate holders of trust preferred securities will not be entitled to claim a dividends-received deduction in respect of such income.

     Subsequent uses of the term "interest" in this summary include income in the form of OID.

Market Discount and Acquisition Premium

     You (other than those of you who purchased the trust preferred securities upon original issuance) may be considered to have acquired your undivided interests in the junior subordinated debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. In this event, you are advised to consult your tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities. The gain on the disposition of a debt obligation acquired subsequent to its original issuance at a market discount generally is treated as ordinary income, not capital gain, to the extent of the "accrued market discount" as such term is defined below. This rule is not applicable if the market discount at the time of acquisition of the debt obligation is de minimis (less than 0.25 percent of the stated redemption price of the junior subordinated debentures multiplied by the number of complete years remaining to maturity). In the case of the junior subordinated debentures, market discount would generally be the excess of:

  /bullet/ the issue price of the junior subordinated debentures plus OID, if any, includable in the income of all prior holders over
  /bullet/ the current holder's initial bases in the junior subordinated debentures.

     The accrued market discount would be the amount calculated by multiplying the market discount by a fraction:

  /bullet/ the numerator of which is the number of days the junior subordinated debentures have been held by the holder, and
  /bullet/ the denominator of which is the number of days after the holder's acquisition of the Junior Subordinated Debentures up to and including the maturity date.

     If you have acquired the trust preferred securities with "acquisition premium," i.e. at a price in excess of its face amount, this premium is generally amortizable by offsetting interest income, at your election, over the remaining term of the trust preferred security.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of The Trust


     Under certain circumstances, as described under "Description of the
Trust Preferred Securities-Redemption or Exchange" and "-Liquidation Distribution Upon Termination," if we exercise our right to terminate the trust and cause the junior subordinated debentures to be distributed to you on a basis proportionate to your ownership in the trust preferred securities, the distribution will be treated as a nontaxable event to you under current United States federal income tax law. In that event, you would have an adjusted tax basis in the junior subordinated debentures that you receive equal to the adjusted tax basis in the trust preferred securities that you surrender, and the holding period of the junior subordinated debentures would include the period during which you held the trust preferred securities.

     If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation at the time of the termination, the distribution would constitute a taxable event to you. If we redeem the junior subordinated debentures for cash and the trust distributes the proceeds of the redemption to holders in redemption of their trust preferred securities, the redemption would be treated, for United States federal income tax purposes, as a sale of the trust preferred securities in which you would recognize gain or loss as described immediately below. Also see "Description of the Trust Preferred Securities-Redemption or Exchange" and "-Liquidation Distribution Upon Termination."


Sales of Trust Preferred Securities

     Upon the sale of trust preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized in the sale. If the junior subordinated debentures are deemed to be issued with OID as a result of our deferral of any interest payment, or otherwise, your tax basis in the trust preferred securities generally will be increased by OID previously includable in your gross income to the date of disposition and decreased by distributions or other payments received by such holder on the trust preferred securities since and including the date of commencement of the first deferral period. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to your proportionate share of the junior subordinated debentures required to be included in income and except to the extent of accrued market discount) and generally will be a long-term capital gain or loss if you have held the trust preferred securities for more than one year.

     If we exercise our option to defer any payment of interest on the junior subordinated debentures, the trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. In the event of such a deferral, if you dispose of your trust preferred securities between record dates for payments of distributions thereon, you will be required to include accrued but unpaid interest on the junior subordinated debentures to the date of disposition as OID, but may not receive the cash related thereto. However, you will add such amount to your adjusted tax basis in the trust preferred securities. To the extent the selling price is less than your adjusted tax basis in the trust preferred securities, you will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Backup Withholding and Information Reporting

     Generally, income on the trust preferred securities will be reported to you on Forms 1099. Such forms should be mailed to you by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless you comply with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.


     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors with respect to your tax consequences from the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.



                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code ("Plans"), generally may purchase trust preferred securities, subject to the investing fiduciary's determination that the investment in trust preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans, which generally include:

  /bullet/    Plans  maintained or sponsored by, or contributed  to by, any such persons,
  /bullet/    Plans with  respect to which we or our affiliate  are a fiduciary,
              or
  /bullet/    Plans for which we or our affiliate provide services.

The acquisition and ownership of trust preferred securities by a Plan, or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Internal Revenue Code, with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless such trust preferred securities are acquired pursuant to and in accordance with an applicable exemption.

     Any Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire trust preferred securities should consult with their own counsel.

                                  LEGAL MATTERS

     The validity of the subordinated debentures have been passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida 33130, our counsel.


     Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the formation of the trust have been passed upon by Richards, Layton & Finger, special Delaware counsel to us and the trust. Certain legal matters for us and the trust, including the validity of the guarantee and the junior subordinated debentures, have been passed upon for us and the trust by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to us and the trust. Stearns Weaver Miller Weissler, Alhadeff & Sitterson, P.A. has relied on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations have been passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.



                                     EXPERTS

     The consolidated financial statements of BankAtlantic Bancorp, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning BankAtlantic Bancorp at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including BankAtlantic Bancorp. Our Class A common stock is quoted on the New York Stock Exchange and our Class B common stock is quoted on the Nasdaq Stock Market's National Market System. These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005, and the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.


     This prospectus is part of a registration statement that we and the trust filed with the SEC. You can obtain the full registration statement from the SEC as indicated above, or from us.


     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:


  /bullet/ our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 26, 1999,
  /bullet/ our Amendment to Annual Report on Form 10-K/A for the year ended December 31, 1998, filed with the SEC on April 30, 1999, and
  /bullet/ our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 12, 1999, and

  /bullet/ any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we withdraw the registration statement.


     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                               Corporate Secretary
                              BankAtlantic Bancorp
                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                                 (954) 760-5000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration Fee...................................................$     0
Legal Fees and Expenses................................................$10,000
Accounting Fees and Expenses.......................................... $ 5,000
Printing and Mailing Expenses..........................................$ 5,000
Blue Sky Fees and Expenses.............................................$   500
                                                                       -------
         TOTAL FEES AND EXPENSES.......................................$20,500
                                                                       =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Business Corporation Act and the Articles of Incorporation and Bylaws of BankAtlantic Bancorp, Inc. (the "Company") provide for indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company carries insurance permitted by the laws of the State of Florida on behalf of Directors, officers, employees or agents which may cover liabilities under the Securities Act.

     Under the Trust Agreement of BBC Capital Trust I ("BBC Capital"), the Company will agree to indemnify each of the Trustees of BBC Capital or any predecessor Trustee for BBC Capital, and to hold each Trustee harmless against, any loss, damage, claim, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

ITEM 16.   EXHIBITS

     The following exhibits were previously filed or are filed herewith or incorporated by reference to documents previously filed, as indicated below:

EXHIBITS          DESCRIPTION
--------          -----------

3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3, filed on June 5, 1996 (Registration No. 333-05287))

3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4, filed on May 5, 1994 (Registration No. 33-77708))

4.1 Indenture with respect to the Company's 9 1/2% Junior Subordinated Debentures Due 2027 (incorporated by reference to Exhibit 4.1 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))

4.2 Indenture with respect to the Company's 9% Subordinated Debentures Due 2005 (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-2, filed on August 25, 1995 (Registration No. 33-96184))

4.3 Specimen Junior Subordinated Debenture (included as an exhibit to the Indenture filed as Exhibit 4.1)

4.4 Specimen Subordinated Debenture (included as Section 2.3 of the Indenture filed as Exhibit 4.2)

4.5       Certificate  of Trust of BBC Capital  (incorporated  by  reference  to
          Exhibit 4.3 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))

4.6       Trust Agreement of BBC Capital  (incorporated  by reference to Exhibit
          4.4 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))

4.7 Amended and Restated Trust Agreement of BBC Capital (incorporated by reference to Exhibit 4.5 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))

4.8 Specimen Certificate for Cumulative Trust Preferred Security of BBC Capital (included as an exhibit to the Amended and Restated Trust Agreement filed as Exhibit 4.7)

4.9       Guarantee  Agreement  for BBC Capital  (incorporated  by  reference to
          Exhibit 4.7 to Amendment No. 1 to the Registrants' Registration Statement on Form S-3, filed on April 22, 1997 (Registration No. 333-23771))

4.10 Agreement as to Expenses and Liabilities (included as an exhibit to the Amended and Restated Trust Agreement filed as Exhibit 4.7)

5.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the issuance of the Subordinated Debentures*

5.2       Opinion of Stearns Weaver Miller Weissler  Alhadeff & Sitterson,  P.A.
          regarding  validity  of  the  issuance  of  the  Junior   Subordinated
          Debentures*

5.3 Opinion of Richards, Layton & Finger, special Delaware counsel, regarding validity of the issuance of the Cumulative Trust Preferred Securities issued by BBC Capital*

8.1       Tax Opinion of Stearns  Weaver Miller  Weissler  Alhadeff & Sitterson,
          P.A.


12        Statement regarding computation of ratio of earnings to fixed charges


23.1 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibits 5.1, 5.2 and Exhibit 8.1)*

23.2      Consent of Richards, Layton & Finger (included in Exhibit 5.3)*

23.3      Consent of KPMG LLP

24 Power of Attorney (included with signature pages to this Registration Statement)*

25.1 Form T-1: Statement of Eligibility of American Bank National Association (predecessor to First Star Corporate Trust Services) to act as trustee under the Indenture relating to the Subordinated Debentures (incorporated by reference to Exhibit 25 to the Company's Registration Statement on Form S-2, filed on August 25, 1995 (Registration No. 33-96184))

25.2 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Indenture relating to the Junior Subordinated Debentures (incorporated by reference to Exhibit 25.1 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))


25.3 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Trust Agreement (incorporated by reference to Exhibit 25.2 to the Registrants'
          Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333- 23771))

25.4 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Guarantee Agreement for BBC Capital (incorporated by reference to Exhibit 25.3 to the

          Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333- 23771))
 ---------------------
*Previously filed.

ITEM 17.   UNDERTAKINGS

(1)  Each of the undersigned Registrants hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II-5



                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 11th day of June, 1999.


                                    BANKATLANTIC BANCORP, INC.

                                    By:   /s/ Alan B. Levan
                                          ----------------------
                                          Alan B. Levan,
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, BBC Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 11th day of June, 1999.


                                    BBC CAPITAL TRUST I

                                    By:   /s/ Alan B. Levan
                                          ----------------------
                                          Alan B. Levan,
                                          Trustee

                                    By:   /s/ Frank V. Grieco
                                          ----------------------
                                          Frank V. Grieco,
                                          Trustee

                                    By:   /s/ Jarett Levan
                                          ----------------------
                                          Jarett Levan,
                                          Trustee

     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                              DATE
---------                  -----                              ----

/s/ Alan B. Levan          Chairman of the Board              June 11, 1999
-------------------        Chief Executive Officer
Alan B. Levan              and President


*                          Vice-Chairman of the               June 11, 1999
-------------------        Board
John E. Abdo


/s/ Frank V. Grieco        Senior Executive Vice              June 11, 1999
-------------------        President and Principal
Frank V. Grieco            Financial and Accounting Officer


*                          Director                           June 11, 1999
-------------------
Ben A. Plotkin

SIGNATURE                    TITLE                            DATE
---------                    -----                            ----


*                            Director                         June 11, 1999
-------------------------
Steven M. Coldren


*                            Director                         June 11, 1999
-------------------------
Mary E. Ginestra


*                            Director                         June 11, 1999
-------------------------
Bruno DiGiulian


*                            Director                         June 11, 1999
-------------------------
Charlie C. Winningham, II





* By:  /s/ Alan B. Levan
       --------------------
       Alan B. Levan,
       Attorney-in-Fact

                                INDEX TO EXHIBITS


                                                                 Sequentially
EXHIBIT    DESCRIPTION                                           Numbered Page
-------    -----------                                           -------------



8.1     Tax Opinion of Stearns Weaver Miller Weissler
        Alhadeff & Sitterson, P.A.

12 Statement regarding computation of ratio of earnings to fixed charges


23.3    Consent of KPMG LLP